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                          AGREEMENT AND PLAN OF MERGER

                           Dated as of April 19, 2001

                                 by and between

                          MIDCITY FINANCIAL CORPORATION

                                       and

                               MB FINANCIAL, INC.

================================================================================

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                                TABLE OF CONTENTS

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                                                                                                               Page
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
ARTICLE I         THE MERGERS AND SUBSIDIARY MERGERS..............................................................2

     Section 1.1        Organization of NewCo.....................................................................2
     Section 1.2        The Mergers...............................................................................2
     Section 1.3        Effective Time............................................................................2
     Section 1.4        Effects of the Mergers....................................................................3
     Section 1.5        Conversion of MB Common Stock.............................................................3
     Section 1.6        Conversion of MidCity Common Stock........................................................4
     Section 1.7        NewCo Capital Stock.......................................................................5
     Section 1.8        Certificate of Incorporation..............................................................5
     Section 1.9        By-laws...................................................................................5
     Section 1.10       Tax and Accounting Consequences...........................................................5
     Section 1.11       Management................................................................................5
     Section 1.12       Board of Directors........................................................................5
     Section 1.13       Headquarters of Surviving Corporation.....................................................7
     Section 1.14       Subsidiary Mergers........................................................................7

ARTICLE II           EXCHANGE OF SHARES...........................................................................7

     Section 2.1        Surviving Corporation to Make Shares Available............................................7
     Section 2.2        Exchange of Shares........................................................................7
     Section 2.3        MB Stock Options; Reservation of NewCo Common Stock and Securities Filings................9

ARTICLE III          REPRESENTATIONS AND WARRANTIES OF MIDCITY...................................................10

     Section 3.1        Corporate Organization...................................................................10
     Section 3.2        Capitalization...........................................................................11
     Section 3.3        Authority; No Violation..................................................................11
     Section 3.4        Consents and Approvals...................................................................12
     Section 3.5        Reports..................................................................................13
     Section 3.6        Financial Statements.....................................................................13
     Section 3.7        Broker's Fees............................................................................13
     Section 3.8        Absence of Certain Changes or Events.....................................................13
     Section 3.9        Legal Proceedings........................................................................14
     Section 3.10       Legal Proceedings........................................................................14
     Section 3.11       Employees................................................................................15
     Section 3.12       Compliance with Applicable Law...........................................................17
     Section 3.13       Certain Contracts........................................................................17
     Section 3.14       Regulatory Matters.......................................................................18
     Section 3.15       Interest Rate Risk Management Instruments................................................18
     Section 3.16       Undisclosed Liabilities..................................................................19
     Section 3.17       Insurance................................................................................19
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                                        i
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
     Section 3.18       Environmental Matters....................................................................19
     Section 3.19       State Takeover Laws......................................................................20
     Section 3.20       Material Interests of Certain Persons....................................................20
     Section 3.21       Investment Portfolio.....................................................................21
     Section 3.22       Real Estate Loans and Investments........................................................21
     Section 3.23       Fairness Opinion.........................................................................21
     Section 3.24       Reorganization; Pooling of Interests.....................................................21
     Section 3.25       Financial Holding Company Status.........................................................21

ARTICLE IV           REPRESENTATIONS AND WARRANTIES OF MB........................................................21

     Section 4.1        Corporate Organization...................................................................21
     Section 4.2        Capitalization...........................................................................22
     Section 4.3        Authority; No Violation..................................................................23
     Section 4.4        Consents and Approvals...................................................................23
     Section 4.5        Reports..................................................................................24
     Section 4.6        Financial Statements.....................................................................24
     Section 4.7        Broker's Fees............................................................................24
     Section 4.8        Absence of Certain Changes or Events.....................................................24
     Section 4.9        Legal Proceedings........................................................................25
     Section 4.10       Taxes and Tax Returns....................................................................25
     Section 4.11       Employees................................................................................26
     Section 4.12       SEC Reports..............................................................................27
     Section 4.13       Compliance with Applicable Law...........................................................28
     Section 4.14       Certain Contracts........................................................................28
     Section 4.15       Regulatory Matters.......................................................................29
     Section 4.16       Interest Rate Risk Management Instruments................................................29
     Section 4.17       Undisclosed Liabilities..................................................................30
     Section 4.18       Insurance................................................................................30
     Section 4.19       Environmental Matters....................................................................30
     Section 4.20       State Takeover Laws......................................................................31
     Section 4.21       Material Interests of Certain Persons....................................................31
     Section 4.22       Real Estate Loans and Investments........................................................31
     Section 4.23       Fairness Opinion.........................................................................31
     Section 4.24       Reorganization; Pooling of Interests.....................................................31
     Section 4.25       Financial Holding Company Status.........................................................31
     Section 4.26       MB Control Person........................................................................31

ARTICLE V            COVENANTS RELATING TO CONDUCT OF BUSINESS...................................................32

     Section 5.1        Conduct of Businesses Prior to the Effective Time........................................32
     Section 5.2        Forbearances.............................................................................32

ARTICLE VI           ADDITIONAL AGREEMENTS.......................................................................35

     Section 6.1        Regulatory Matters.......................................................................35
     Section 6.2        Access to Information....................................................................37
     Section 6.3        Stockholders' Approvals..................................................................38
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                                       ii
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
     Section 6.4        Legal Conditions to Mergers..............................................................38
     Section 6.5        Affiliates; Publication of Combined Financial Results....................................38
     Section 6.6        Stock Quotation..........................................................................39
     Section 6.7        Employee Benefit Plans...................................................................39
     Section 6.8        Indemnification; Directors' and Officers' Insurance......................................40
     Section 6.9        Additional Agreements....................................................................41
     Section 6.10       Advice of Changes........................................................................41
     Section 6.11       Redemption of Common Stock by MB.........................................................41
     Section 6.12       NewCo as an Additional Party.............................................................41

ARTICLE VII          CONDITIONS PRECEDENT........................................................................41

     Section 7.1        Conditions to Each Party's Obligation to Effect the Mergers..............................41
     Section 7.2        Conditions to Obligations of MidCity.....................................................43
     Section 7.3        Conditions to Obligations of MB..........................................................43

ARTICLE VIII          TERMINATION AND AMENDMENT..................................................................44

     Section 8.1        Termination..............................................................................44
     Section 8.2        Effect of Termination....................................................................47
     Section 8.3        Liquidated Damages.......................................................................47
     Section 8.4        Amendment................................................................................48
     Section 8.5        Extension; Waiver........................................................................48

ARTICLE IX           GENERAL PROVISIONS..........................................................................49

     Section 9.1        Closing..................................................................................49
     Section 9.2        Nonsurvival of Representations, Warranties and Agreements................................49
     Section 9.3        Expenses.................................................................................49
     Section 9.4        Notices..................................................................................49
     Section 9.5        Interpretation...........................................................................50
     Section 9.6        Counterparts.............................................................................50
     Section 9.7        Entire Agreement.........................................................................50
     Section 9.8        Governing Law............................................................................50
     Section 9.9        Publicity................................................................................50
     Section 9.10       Assignment; Third Party Beneficiaries....................................................50
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                                       iii
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                              EXHIBITS & SCHEDULES

Exhibit A-1........................Directors of MB
Exhibit A-2 .......................Form of Voting Agreement - MB Directors
Exhibit B-1 .......................Directors of MidCity
Exhibit B-2 .......................Form of Voting Agreement - MidCity Directors
Exhibit C .........................Form of Certificate of Incorporation of NewCo
Exhibit D .........................Form of By-laws of NewCo
Exhibit E .........................Form of MB Affiliate Letter
Exhibit F .........................Form of MidCity Affiliate Letter

Schedule 1.12(a)...................Initial Committees of the Board of Directors
                                   of the Surviving Corporation
MB Disclosure Schedule ............Exceptions to Representations and Warranties
                                   of MB
MidCity Disclosure Schedule .......Exceptions to Representations and Warranties
                                   of MidCity


                                       iv

                          AGREEMENT AND PLAN OF MERGER

      AGREEMENT AND PLAN OF MERGER, dated as of April 19, 2001 (this "Agreement"), by and between MidCity Financial Corporation, a Delaware corporation ("MidCity"), and MB Financial, Inc., a Delaware corporation ("MB").

                              W I T N E S S E T H :

      WHEREAS, MidCity and MB desire to combine their respective holding companies through a tax-free, stock-for-stock merger transaction so that the respective stockholders of MidCity and MB will have continued equity ownership of the combined holding company;

      WHEREAS, neither the Board of Directors of MidCity nor the Board of Directors of MB seeks to sell its respective holding company at this time but both Boards desire to merge their respective holding companies in a transaction structured as a merger of equals;

      WHEREAS, to accomplish this result, (i) MB and MidCity will form a new Delaware corporation named MB-MidCity Inc. ("NewCo"), (ii) MB will, subject to the terms and conditions set forth herein, merge with and into NewCo (the "MB Merger") and (iii) MidCity will, subject to the terms and conditions set forth herein, merge with and into NewCo (the "MidCity Merger" and together with the MB Merger, the "Mergers"), in each case so that NewCo is the surviving corporation (hereinafter sometimes referred to in such capacity as the "Surviving Corporation") in the Mergers;

      WHEREAS, at the time of, or as soon as reasonably practicable following, consummation of the Mergers, it is intended that the financial institution subsidiaries of the parties that are domiciled in Illinois shall be merged into one entity;

      WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to the willingness of the parties to enter into this Agreement, MidCity and each of the directors of MB identified on Exhibit A-1, and MB and each of the directors of MidCity identified on Exhibit B-1, are entering into voting agreements in the forms attached hereto as Exhibits A-2 and B-2, respectively, with respect to the shares set forth opposite such director's name on Exhibit A-1 or Exhibit B-1, as the case may be;

      WHEREAS, it is the intention of the parties that the Mergers be accounted for as a "pooling of interests" under generally accepted accounting principles and constitute reorganizations under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

      NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

                                    ARTICLE I
                       THE MERGERS AND SUBSIDIARY MERGERS

      Section 1.1 Organization of NewCo. MB and MidCity shall form NewCo under the laws of the State of Delaware. MB and MidCity shall each own one-half of the outstanding shares of the capital stock of NewCo. The Certificate of Incorporation and the By-laws of NewCo shall be in the forms of Exhibits C and D, respectively, but the Certificate of Incorporation of NewCo shall be amended to change the name of NewCo as provided in SECTION 1.3 below.

      Section 1.2 THE MERGERS. (a) Subject to the terms and conditions of this Agreement, in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), at the MB Effective Time (as hereinafter defined), MB shall merge with and into NewCo. NewCo shall be the Surviving Corporation in the MB Merger, and shall continue its corporate existence under the laws of the State of Delaware. Upon consummation of the MB Merger, the separate corporate existence of MB shall terminate.

            (b) Subject to the terms and conditions of this Agreement, in accordance with the DGCL, at the MidCity Effective Time (as hereinafter defined), MidCity shall merge with and into NewCo. NewCo shall be the Surviving Corporation in the MidCity Merger, and shall continue its corporate existence under the laws of the State of Delaware. Upon consummation of the MidCity Merger, the separate corporate existence of MidCity shall terminate.

            (c) MB and MidCity may at any time change the method of effecting the combination of MidCity and MB with NewCo or with each other including without limitation the provisions of this ARTICLE I, if and to the extent they deem such change to be desirable, including, without limitation, to provide for a merger of either party with and into a wholly-owned subsidiary of the other; PROVIDED, HOWEVER, that no such change shall (i) alter or change the form or the amount of consideration to be provided to holders of MB Common Stock (as defined below) as provided for in this Agreement (the "MB Merger Consideration"), (ii) adversely affect the tax treatment to MB stockholders as a result of receiving the MB Merger Consideration, (iii) alter or change the form or the amount of consideration to be provided to holders of MidCity Common Stock (as defined below) as provided for in this Agreement (the "MidCity Merger Consideration"), (iv) adversely affect the tax treatment to MidCity stockholders as a result of receiving the MidCity Merger Consideration or
      (v) materially impede or delay consummation of the Mergers and the other transactions contemplated by this Agreement.

      Section 1.3 EFFECTIVE TIME. The MB Merger shall become effective (the "MB Effective Time") at the time the certificate of merger (the "MB Certificate of Merger") is filed with (or in the case of a pre-filing, is accepted for filing
by) the Secretary of State of the State of Delaware (the "Delaware Secretary") with respect to the MB Merger. The MB Certificate of Merger shall amend the Certificate of Incorporation of NewCo to change its name to "MB Financial, Inc." The MidCity Merger shall become effective (the "MidCity Effective Time" and together with the MB Effective Time, the "Effective Time") at the time the certificate of merger (the "MidCity Certificate of Merger") is filed with (or in the case of a pre-filing, is accepted for

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filing by) the Delaware Secretary with respect to the MidCity Merger, which time shall be contemporaneous with the MB Effective Time. The parties shall cause the MB Certificate of Merger and the MidCity Certificate of Merger to be filed on the Closing Date (as hereinafter defined) with the Delaware Secretary or pre-filed prior thereto for acceptance for filing by the Delaware Secretary on the Closing Date.

      Section 1.4 EFFECTS OF THE MERGERS. At and after the Effective Time, the Mergers shall have the effects set forth in Sections 259 and 261 of the DGCL.

      Section 1.5 CONVERSION OF MB COMMON STOCK. By virtue of the MB Merger and without any action on the part of NewCo, MB, MidCity or any holder of MB Common
Stock:

            (a) Subject to SECTIONS 1.5(d), at the MB Effective Time, each share of the common stock, par value $.01 per share, of MB (the "MB Common Stock") issued and outstanding immediately prior to the MB Effective Time except for, (i) shares of MB Common Stock owned, directly or indirectly, by MB or MidCity or any of their respective wholly-owned Subsidiaries (other than shares of MB Common Stock held, directly or indirectly, in trust accounts, managed accounts and the like, or otherwise held in a fiduciary capacity, that are beneficially owned by third parties (any such shares, whether held directly or indirectly by MB or MidCity, as the case may be, being referred to herein as "Trust Account MB Shares") and (ii) shares of MB Common Stock held on account of a debt previously contracted ("DPC MB Shares")) shall be converted into the right to receive one (1) share (the "MB Exchange Ratio") of the common stock, par value $.01 per share, of NewCo ("NewCo Common Stock").

            (b) At the MB Effective Time, all of the shares of MB Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist as of the MB Effective Time, and each certificate (each an "MB Certificate") previously representing any such shares of MB Common Stock (other than shares cancelled pursuant to SECTION 1.5(c)) shall thereafter represent only the right to receive a certificate representing the number of shares of NewCo Common Stock which the shares of MB Common Stock represented by such MB Certificate have been converted based upon the MB Exchange Ratio pursuant to this SECTION 1.5.

            (c) At the MB Effective Time, all shares of MB Common Stock that are owned, directly or indirectly, by MB or MidCity or any of their respective wholly-owned Subsidiaries (other than Trust Account MB Shares and DPC MB Shares) shall be cancelled and shall cease to exist and no stock of NewCo or other consideration shall be delivered in exchange therefor.

            (d) In the event MB or MidCity changes (or establishes a record date for changing) the number of shares of MB Common Stock or MidCity Common Stock, whichever is applicable, issued and outstanding prior to the MB Effective Time as a result of a stock split, stock dividend, recapitalization or similar transaction with respect to the outstanding MB Common Stock or MidCity Common Stock and the record date therefor shall be after the date hereof and prior to the MB Effective Time, the MB Exchange Ratio shall be proportionately adjusted.

      Section 1.6 CONVERSION OF MIDCITY COMMON STOCK. By virtue of the MidCity Merger and without any action on the part of NewCo, MidCity, MB or any holder of MidCity Common Stock:

            (a) Subject to SECTIONS 1.6(d) AND (e), at the MidCity Effective Time, each share of the common stock, par value $20.00 per share, of MidCity (the "MidCity Common Stock") issued and outstanding immediately prior to the MidCity Effective Time except for (i) MidCity Dissenting Shares, (ii) shares of MidCity Common Stock owned, directly or indirectly, by MidCity or MB or any of their respective wholly-owned Subsidiaries (other than shares of MidCity Common Stock held, directly or indirectly, in trust accounts, managed accounts and the like, or otherwise held in a fiduciary capacity, that are beneficially owned by third parties (any such shares, whether held directly or indirectly by MidCity or MB, as the case may be, being referred to herein as "Trust Account MidCity Shares") and
      (iii) shares of MidCity Common Stock held on account of a debt previously contracted ("DPC MidCity Shares")) shall be converted into the right to receive 230.32955 shares (the "MidCity Exchange Ratio") of NewCo Common Stock.

            (b) At the MidCity Effective Time, all of the shares of MidCity Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist as of the MidCity Effective Time, and each certificate (each a "MidCity Certificate") previously representing any such shares of MidCity Common Stock (other than MidCity Dissenting Shares and shares cancelled pursuant to SECTION 1.6(c)) shall thereafter represent only the right to receive (i) a certificate representing the number of whole shares of NewCo Common Stock and (ii) cash in lieu of any fractional share interest which the shares of MidCity Common Stock represented by such MidCity Certificate have been converted based upon the MidCity Exchange Ratio pursuant to this SECTION 1.6. The MB Certificates and the MidCity Certificate are collectively referred to herein as the "Certificates."

            (c) At the MidCity Effective Time, all shares of MidCity Common Stock that are owned, directly or indirectly, by MidCity or MB or any of their respective wholly-owned Subsidiaries (other than Trust Account MidCity Shares and DPC MidCity Shares) shall be cancelled and shall cease to exist and no stock of NewCo or other consideration shall be delivered in exchange therefor.

            (d) In the event MidCity or MB changes (or establishes a record date for changing) the number of shares of MidCity Common Stock or MB Common Stock, whichever is applicable, issued and outstanding prior to the MidCity Effective Time as a result of a stock split, stock dividend, recapitalization or similar transaction with respect to the outstanding MidCity Common Stock or MB Common Stock and the record date therefor shall be after the date hereof and prior to the MidCity Effective Time, the MidCity Exchange Ratio shall be proportionately adjusted.

            (e) No fractional shares of NewCo Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the MidCity Merger; instead, NewCo shall pay to each holder of MidCity Common Stock who would otherwise be entitled to a fractional share of NewCo Common Stock (after taking into account all MidCity Certificates delivered by such holder) an amount in cash (without interest) determined by multiplying such fraction by the average closing sale price of MB Common Stock on the National Market System of the Nasdaq Stock Market, Inc. (the "Nasdaq") (as reported in THE WALL STREET JOURNAL or, if not reported therein, in another authoritative source), for the five trading days immediately preceding the MidCity Effective Time.

            (f) Any shares of MidCity Common Stock ("MidCity Dissenting Shares") whose holder becomes entitled to the fair value of such shares under the DGCL shall not be entitled to receive the MidCity Merger Consideration and shall be entitled to payment for such shares only to the extent permitted by and in accordance with the DGCL; PROVIDED, HOWEVER, that if any holder of MidCity Dissenting Shares shall forfeit such right to payment, such shares shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the MidCity Effective Time, the right to receive the MidCity Merger Consideration from the Surviving Corporation without interest. MidCity Dissenting Shares shall not, after the MidCity Effective Time, be entitled to vote for any purpose or receive any dividends or other distributions and shall be entitled only to such rights as are afforded in respect of MidCity Dissenting Shares pursuant to the DGCL.

      Section 1.7 NEWCO CAPITAL STOCK. The shares of capital stock of NewCo owned by MB and MidCity immediately prior to the Effective Time will be automatically canceled at the Effective Time.

      Section 1.8 CERTIFICATE OF INCORPORATION. At the Effective Time, the Certificate of Incorporation of NewCo, as amended by the MB Certificate of Merger, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with the terms thereof and applicable law.

      Section 1.9 BY-LAWS. At the Effective Time, the By-laws of NewCo shall be the By-laws of the Surviving Corporation until thereafter further amended in accordance with the terms thereof and applicable law.

      Section 1.10 TAX AND ACCOUNTING CONSEQUENCES. It is intended that each of the Mergers shall constitute a "reorganization" within the meaning of Section 368(a) of the Code, that this Agreement shall constitute a "plan of reorganization" as to each of the Mergers for the purposes of Sections 354 and 361 of the Code and that the Mergers shall be accounted for as a "pooling of interests" under generally accepted accounting principles ("GAAP").

      Section 1.11 MANAGEMENT. At the Effective Time, E. M. Bakwin shall be Chairman of the Board of Directors of the Surviving Corporation and Mitchell Feiger shall be President and Chief Executive Officer of the Surviving Corporation.

      Section 1.12 BOARD OF DIRECTORS. (a) As provided in the By-laws of NewCo, until the earliest of (x) the third annual meeting of stockholders of the Surviving Corporation, (y) a business combination approved by two-thirds of the members of the Board of Directors of the Surviving Corporation results in the stockholders of the Surviving Corporation owning less than 51% of the resulting entity in such business combination, or (z) action is taken by each of (1) a majority of the MidCity Directors (as hereinafter defined), (2) a majority of the MB Directors (as hereinafter defined) and (3) two-thirds of the members of the Board of Directors of the Surviving Corporation, the following shall apply:

                  (i) the initial Board of Directors of the Surviving
            Corporation shall be made up of eight directors named by a pre-MB Merger resolution of the MB Board and nine directors named by a pre-MidCity Merger resolution of the MidCity Board;

                  (ii) the classes to which the directors of the Surviving
            Corporation shall be assigned shall be designated in the respective resolutions of the parties' Boards according to the following table:

         -------------------------------------------------------------------
                                                DIRECTORS DESIGNATED BY
                                           ASHLAND                   MADISON
         -------------------------------------------------------------------
         Class expiring in 2002               3                         3
         -------------------------------------------------------------------
         Class expiring in 2003               3                         3
         -------------------------------------------------------------------
         Class expiring in 2004               2                         3
         -------------------------------------------------------------------

                  (iii) all vacancies on the Board of Directors of the Surviving
            Corporation created by (x) the cessation of service of a MidCity Director shall be filled by a nominee selected by the continuing MidCity Directors and (y) the cessation of service of a MB Director shall be filled by a nominee selected by the continuing MB Directors;

                  (iv) the Board of Directors of the Surviving Corporation
            shall, subject to their fiduciary duties, nominate and recommend all incumbents for reelection as directors. If an incumbent declines to stand for reelection, a candidate will be chosen according to the procedures of subparagraph (iii) above as if such position was a vacancy and, to the extent permitted by their fiduciary duties, all directors will vote to nominate and recommend such candidate to the stockholders. If the directors do not nominate and recommend such candidate, then the remaining directors of the Surviving Corporation designated by that party (including any of their successors in office) shall choose another candidate according to the procedures of subparagraph (iii) above until the directors nominate and recommend such candidate to the stockholders; and

                  (v) each of the committees of the Board of Directors of the
            Surviving Corporation shall be comprised of an equal number of MidCity Directors and MB Directors (the initial committees of the Board of Directors of the Surviving Corporation are set forth on
            SCHEDULE 1.12(a)), unless waived in writing by a majority of a party's directors (i.e., MidCity Directors or MB Directors, whichever is applicable) who would have reduced representation on such committee.

            (b) The term "MidCity Director" means (i) any person serving as a Director of MidCity on the date of this Agreement who becomes a Director of the Surviving Corporation at the Effective Time and (ii) any person who becomes a Director of the Surviving Corporation after the Effective Time and who is designated as such by the continuing MidCity Directors prior to his or her election; and the term "MB Director" means (x) any person serving as a Director of MB on the date of this Agreement who continues as a Director of the Surviving Corporation at the Effective Time and (y) any person who becomes a Director of the Surviving Corporation after the Effective Time and who is designated as such by the continuing MB Directors prior to his or her election.

      Section 1.13 HEADQUARTERS OF SURVIVING CORPORATION. From and after the Effective Time, the location of the headquarters and principal executive offices of the Surviving Corporation shall be that of the headquarters and principal executive offices of MidCity as of the date of this Agreement.

      Section 1.14 SUBSIDIARY MERGERS. MB and MidCity shall take all necessary action to cause their financial institution Subsidiaries domiciled in Illinois to be merged together (the "Subsidiary Mergers") at, or as soon as practicable after, the Effective Time. The surviving or resulting institution of the Subsidiary Mergers shall be The MidCity National Bank, a national banking association, which may adopt a new name as determined by MB and MidCity prior to the Effective Time or by the Board of Directors of the Surviving Corporation after the Effective Time.

                                   ARTICLE II
                               EXCHANGE OF SHARES

      Section 2.1 SURVIVING CORPORATION TO MAKE SHARES AVAILABLE. At or within five days after the Effective Time, the Surviving Corporation shall deposit, or shall cause to be deposited, with The MidCity National Bank or another bank or trust company reasonably acceptable to each of MidCity and MB (the "Exchange Agent"), for the benefit of the holders of Certificates, for exchange in accordance with this ARTICLE II, certificates representing the shares of NewCo Common Stock, and cash in lieu of any fractional shares (such cash and certificates for shares of NewCo Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund"), to be issued pursuant to SECTIONS 1.5 AND 1.6 and paid pursuant to SECTIONS 2.2(a) in exchange for outstanding shares of MB Common Stock and MidCity Common Stock, as the case may be.

      Section 2.2 EXCHANGE OF SHARES. (a) As soon as practicable after the Effective Time, and in no event later than fifteen business days thereafter, the Exchange Agent shall mail to each holder of record of one or more Certificates a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of Certificates in exchange for certificates representing the shares of NewCo Common Stock into which the shares of MB Common Stock or MidCity Common Stock, as the case may be, represented by such Certificates, shall have been converted pursuant to this Agreement, and in the case of a holder of MidCity Certificate(s), a check representing the amount of any cash in lieu of a fractional share interest to which such holder may be entitled to receive. Upon proper surrender of a Certificate or Certificates for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, the holder of such Certificate or Certificates shall be entitled to receive in exchange therefor a certificate representing that number of shares of NewCo Common Stock to which such holder of MB Common Stock or MidCity Common Stock, whichever the case may be, shall have become entitled pursuant to the provisions of ARTICLE I and the Certificate or Certificates so surrendered shall forthwith be canceled.

            (b) No dividends or other distributions declared with respect to NewCo Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this ARTICLE II. After the surrender of a Certificate in accordance with this ARTICLE II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of NewCo Common Stock represented by such Certificate.

            (c) If any certificate representing shares of NewCo Common Stock is to be issued in a name other than that in which the Certificate or Certificates surrendered in exchange therefor are registered, it shall be a condition of the issuance thereof that the Certificate or Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent or the Surviving Corporation in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of NewCo Common Stock in any name other than that of the registered holder of the Certificate or Certificates surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent or the Surviving Corporation that such tax has been paid or is not payable.

            (d) After the Effective Time, there shall be no transfers on the stock transfer books of MB or MidCity of shares of MB Common Stock or MidCity Common Stock, respectively, that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Surviving Corporation, they shall be canceled and exchanged for certificates representing shares of NewCo Common Stock (and in the case of a holder of MidCity Certificate(s), for cash in lieu of any fractional share interest, if applicable) as provided in ARTICLE I.

            (e) Any portion of the Exchange Fund that remains unclaimed by the stockholders of MB and MidCity for 12 months after the Effective Time shall be paid to the Surviving Corporation. Any former stockholders of MB or MidCity who have not theretofore complied with this ARTICLE II shall thereafter look only to the Surviving Corporation for payment of the MB Merger Consideration or MidCity Merger Consideration, whichever is applicable, in each case, without any interest thereon. Notwithstanding the foregoing, none of the Exchange Agent, the Surviving Corporation or any other person shall be liable to any former holder of shares of MB Common Stock or MidCity Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

            (f) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and the posting by such person of a bond in such amount as the Surviving Corporation or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against the Surviving Corporation or the Exchange Agent with respect to such Certificate, the Exchange Agent or the Surviving Corporation will issue in exchange for such lost, stolen or destroyed Certificate the shares of NewCo Common Stock and any cash in lieu of a fractional share interest deliverable in respect thereof pursuant to this Agreement.

      Section 2.3 MB STOCK OPTIONS; RESERVATION OF NEWCO COMMON STOCK AND SECURITIES FILINGS. (a) At the Effective Time, each option outstanding on the date of this Agreement and each option awarded after the date hereof in accordance with Section 5.2(b)(iii) of this Agreement to purchase shares of MB Common Stock (each, an "MB Stock Option") under the Coal City Corporation 1995 Stock Option Plan, MB (Avondale Financial Corporation) 1995 Stock Option and Incentive Plan and MB 1997 Omnibus Incentive Plan (the "MB Stock Plans") and remaining outstanding immediately prior to the Effective Time shall, at the Effective Time, be assumed by the Surviving Corporation and each such MB Stock Option shall continue to be outstanding, but shall represent an option to purchase shares of NewCo Common Stock in an amount and at an exercise price determined as provided below (and otherwise subject to the terms of the applicable MB Stock Plan and MB Stock Option):

                  (i) the number of shares of NewCo Common Stock to be subject to the continuing MB Stock Option shall be equal to the product of the number of shares of MB Common Stock subject to the MB Stock Option immediately prior to the Effective Time and the MB Exchange Ratio, provided that any fractional share of NewCo Common Stock resulting from such multiplication shall be rounded down to the nearest whole share; and

                  (ii) the exercise price per share of NewCo Common Stock under the continuing MB Stock Option shall be equal to the exercise price per share of MB Common Stock under the MB Stock Option immediately prior to the Effective Time divided by the MB Exchange Ratio, provided that such exercise price shall be rounded down to the nearest cent.

            It is intended that the foregoing assumption shall be undertaken consistent with and in a manner that will not constitute a "modification" under Section 424 of the Code as to any MB Stock Option which is an "incentive stock option".

            (b) At all times after the Effective Time, the Surviving Corporation shall reserve for issuance such number of shares of NewCo Common Stock as is necessary to permit the exercise of continuing MB Stock Options in the manner contemplated by this Agreement and the instruments pursuant to which such options were granted. The Surviving Corporation shall make all filings required under federal and state securities laws promptly after the Effective Time so as to permit the exercise of such continuing MB Stock Options and the sale of the shares received by optionees upon such exercise at and after the Effective Time and the Surviving Corporation shall continue to make such filings thereafter as may be necessary to permit the continued exercise of continuing MB Stock Options and sale of such shares.

                                   ARTICLE III
                    REPRESENTATIONS AND WARRANTIES OF MIDCITY

      Except as disclosed in the MidCity disclosure schedule delivered to MB concurrently herewith (the "MidCity Disclosure Schedule"), MidCity hereby represents and warrants to MB as follows:

      Section 3.1 CORPORATE ORGANIZATION. (a) MidCity is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. MidCity has the corporate power and authority to own and lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, have a Material Adverse Effect on MidCity. As used in this Agreement, the term "Material Adverse Effect" means, with respect to MB, MidCity or the Surviving Corporation, as the case may be, a material adverse effect on (i) the business, operations, results of operations or financial condition of such party and its Subsidiaries taken as a whole or (ii) the ability of such party to timely consummate the transactions contemplated hereby; PROVIDED, HOWEVER, that Material Adverse Effect shall not be deemed to include the impact of (x) to the extent that they do not, in any case, disproportionately affect MB, MidCity or the Surviving Corporation, as the case may be, changes in thrift, banking and similar laws of general applicability or interpretations thereof by courts or Governmental Entities or other changes affecting depository institutions generally, including changes in general economic conditions and changes in prevailing interest and deposit rates or (y) actions or omissions of MidCity or MB taken with the prior written consent of the other party in connection with the transactions contemplated by this Agreement. As used in this Agreement, the word "Subsidiary" when used with respect to any party means any bank, savings bank, corporation, partnership, limited liability company, or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes. MidCity is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHC Act"). Copies of the Certificate of Incorporation, as amended, (the "MidCity Charter") and By-laws of MidCity, as in effect as of the date of this Agreement, have previously been made available by MidCity to MB.

            (b) Each of MidCity's Subsidiaries (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified except where the failure to be so licensed or qualified would not either individually or in the aggregate have a Material Adverse Effect on MidCity and (iii) has all requisite corporate power and authority to own and lease its properties and assets and to carry on its business as now conducted. Copies of the charters and by-laws of MidCity's financial institution Subsidiaries, as in effect on the date of this Agreement, have previously been made available by MidCity to MB.

      Section 3.2 CAPITALIZATION. (a) The authorized capital stock of MidCity consists of 100,000 shares of MidCity Common Stock, of which, as of the date hereof, 46,007 shares were issued and outstanding. All of the issued and outstanding shares of MidCity Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. MidCity does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of MidCity Common Stock or any other equity securities of MidCity or any securities representing the right to purchase or otherwise receive any shares of MidCity Common Stock. As of the date hereof, no shares of MidCity Common Stock were reserved for issuance. Since December 31, 2000, MidCity has not issued any shares of MidCity Common Stock or any securities convertible into or exercisable for any shares of MidCity Common Stock. In no event will the aggregate number of shares of MidCity Common Stock outstanding at the MidCity Effective Time exceed 46,007.

            (b) MidCity owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of its Subsidiaries, free and clear of any liens, pledges, charges, encumbrances and security interests whatsoever ("Liens"), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (subject to 12 U.S.C. Section55) and free of preemptive rights, with no personal liability attaching to the ownership thereof. None of MidCity's Subsidiaries has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.
      Section 3.2(b) of the MidCity Disclosure Schedule sets forth a list of the material investments of MidCity in Non-Subsidiary Affiliates. As used in this Agreement, the term "Non-Subsidiary Affiliate" when used with respect to any party means any corporation, partnership, limited liability company, joint venture or other entity other than such party's Subsidiaries.

      Section 3.3 AUTHORITY; NO VIOLATION. (a) MidCity has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of MidCity and no other corporate action on the part of MidCity is necessary with respect thereto, other than the adoption of this Agreement by the affirmative vote of the holders of two-thirds of the outstanding shares of MidCity Common Stock with respect to the consummation of the MidCity Merger only. The Board of Directors of MidCity has directed that this Agreement be submitted to MidCity's stockholders for adoption at a meeting of such stockholders. This Agreement has been duly and validly executed and delivered by MidCity and (assuming due authorization, execution and delivery by MB) constitutes a valid and binding obligation of MidCity, enforceable against MidCity in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies).

            (b) Neither the execution and delivery by MidCity of this Agreement nor the consummation by MidCity or any of its financial institution Subsidiaries of the transactions contemplated hereby, nor compliance by MidCity with any of the terms or provisions hereof, will (i) violate any provision of the MidCity Charter or By-laws or the governing documents of any of its financial institution Subsidiaries; (ii) assuming that the consents and approvals referred to in SECTION 3.4 are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to MidCity, any of its Subsidiaries or any MidCity Control Person (as hereinafter defined) or any of their respective properties or assets; or (iii) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of MidCity or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which MidCity or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected except for such violations, conflicts, breaches or defaults which, either individually or in the aggregate, will not have a Material Adverse Effect on MidCity.

      Section 3.4 CONSENTS AND APPROVALS. Except for (i) the filing of applications and notices, as applicable, with the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") under the BHC Act and the Federal Reserve Act, as amended, and approval of such applications and notices,
(ii) the filing of any required applications or notices with any state or foreign agencies and approval of such applications and notices, (iii) the filing with the Securities and Exchange Commission (the "SEC") of a joint proxy statement in definitive form relating to the meetings of MB's and MidCity's stockholders to be held in connection with this Agreement and the transactions contemplated hereby (the "Joint Proxy Statement"), and of the registration statement of NewCo on Form S-4 (the "S-4") in which the Joint Proxy Statement will be included as a prospectus, (iv) the filing of the MB Certificate of Merger and the MidCity Certificate of Merger with the Delaware Secretary pursuant to the DGCL, (v) the filing of articles of merger or combination with respect to the Subsidiary Mergers, (vi) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the applicable provisions of federal and state securities laws relating to the regulation of broker-dealers, investment advisers or transfer agents, and federal commodities laws relating to the regulation of futures commission merchants and the rules and regulations thereunder and of any applicable industry self-regulatory organization ("SRO"), and the rules of the Nasdaq, or which are required under consumer finance, mortgage banking and other similar laws and (vii) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of the shares of MB Common Stock pursuant to this Agreement, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality (each a "Governmental Entity") are necessary in connection with the consummation by MidCity of the MidCity Merger or the consummation of any of the other transactions contemplated hereby by MidCity, any of its Subsidiaries or any stockholder of MidCity who owns, controls or possesses voting power over ten percent or more of the outstanding MidCity Common Stock (a "MidCity Control Person").

      Section 3.5 REPORTS. MidCity, each of its Subsidiaries and each MidCity Control Person have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 1998 with (i) the Federal Reserve Board,
(ii) the Federal Deposit Insurance Corporation, (iii) any state regulatory authority, (iv) the Office of the Comptroller of the Currency, (v) the SEC, (vi) any SRO, (vii) the Office of Thrift Supervision (collectively "Regulatory Agencies") and (viii) any other Governmental Entity and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, will not have a Material Adverse Effect on MidCity.

      Section 3.6 FINANCIAL STATEMENTS. MidCity has previously made available to MB true and correct copies of the consolidated balance sheets of MidCity and its Subsidiaries as of December 31, for the fiscal years 1998, 1999 and 2000 and the related consolidated statements of income and changes in stockholders' equity and cash flows for the fiscal years 1998 through 2000, inclusive (the "MidCity Financial Statements"), in each case accompanied by the audit report of KPMG, LLP, independent public accountants with respect to MidCity. The December 31, 2000 consolidated balance sheet of MidCity (including the related notes, where applicable) fairly presents in all material respects the consolidated financial position of MidCity and its Subsidiaries as of the date thereof, and the other financial statements referred to in this SECTION 3.6 (including the related notes, where applicable) fairly present in all material respects the results of the consolidated operations, changes in stockholders' equity, cash flows and consolidated financial position of MidCity and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) complies with applicable accounting requirements; and each of such statements (including the related notes, where applicable) has been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The financial books and records of MidCity and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

      Section 3.7 BROKER'S FEES. Except for Hovde Financial, Inc. and Alex Sheshunoff & Co. (whose fees and expenses are set forth in the engagement letters included in Section 3.7 of the MidCity Disclosure Schedule), neither MidCity nor any of its Subsidiaries nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker's or financial advisory fees, commissions or finder's fees or fairness opinion fees in connection with the MidCity Merger or related transactions contemplated by this Agreement.

      Section 3.8 ABSENCE OF CERTAIN CHANGES OR EVENTS. (a) From December 31, 2000 to the date hereof, no event or events have occurred that have had or are reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on MidCity.

            (b) Except for this Agreement and the transactions contemplated herein, since December 31, 2000, MidCity and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

            (c) Since December 31, 2000, neither MidCity nor any of its Subsidiaries has (i) except for such actions as are in the ordinary course of business or except as required by applicable law, (A) increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director from the amount thereof in effect as of December 31, 2000, or (B) granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay, or paid any bonuses, which in the aggregate exceed 5% of MidCity's consolidated 2000 salary and employee benefit expenses (other than customary year-end bonuses for fiscal 2000) or (ii) suffered any strike, work stoppage, slowdown, or other labor disturbance which has had, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on MidCity.

      Section 3.9 LEGAL PROCEEDINGS. (a) Neither MidCity nor any of its Subsidiaries is a party to any, and there are no pending or, to the best of MidCity's knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or investigations of any nature against MidCity or any of its Subsidiaries as to which, in any such case, there is (i) a request for monetary relief in excess of $25,000, (ii) an assertion or allegation of employment discrimination or sexual harassment, (iii) a request for specific performance or other equitable relief, or (iv) a challenge to the validity or propriety of the MidCity Merger or any of the transactions contemplated by this Agreement.

            (b) There is no injunction, order, judgment, decree, or regulatory restriction (other than those that apply to similarly situated bank holding companies or banks) imposed upon MidCity, any of its Subsidiaries or the assets of MidCity or any of its Subsidiaries that could either materially adversely affect the ability of MidCity or any of its Subsidiaries to operate its business in the regular and ordinary course consistent with past practices or materially adversely affect the consolidated operating results or financial condition of MidCity.

      Section 3.10 Taxes and Tax Returns. (a) Each of MidCity and its Subsidiaries has duly filed all federal, state, foreign and local information returns and tax returns required to be filed by it on or prior to the date hereof (all such returns being accurate and complete in all material respects) and has duly paid or made adequate provisions for the payment of all Taxes and other governmental charges which have been incurred or are due or claimed to be due from it by federal, state, foreign or local taxing authorities (including, without limitation, if and to the extent applicable, those due in respect of its properties, income, business, capital stock, deposits, franchises, licenses, sales and payrolls) other than (i) Taxes or other charges which are not yet delinquent or are being contested in good faith and have not been finally determined, or (ii) information returns, tax returns, Taxes or other governmental charges as to which the failure to file, pay or make provision are , in the aggregate, not material to MidCity on a consolidated basis. The federal income tax returns of MidCity and its Subsidiaries have either been examined by the Internal Revenue Service (the "IRS") or the statute of limitation for examination by the IRS has expired for all years to and including the taxable year ended December 31, 1996 and any liability with respect thereto has been satisfied or any liability with respect to deficiencies asserted as a result of such examination is covered by adequate reserves. To the best of MidCity's knowledge, there are no material disputes pending, or claims asserted for, Taxes or assessments upon MidCity or any of its Subsidiaries for which MidCity does not have adequate reserves. Each of MidCity and its Subsidiaries has (A) withheld proper and accurate amounts from payments to employees, creditors, independent contractors, foreign persons and other third parties for all prior periods in compliance in all material respects with the tax withholding provisions of applicable federal, state and local laws, (B) filed all federal, state, and local returns (which are accurate and complete in all material respects) for all periods for which returns were due with respect to income tax withholding, Social Security and unemployment taxes and (C) paid or made adequate provision for all Taxes shown on such federal, state or local returns to be due and payable. There are no Tax liens upon any property or assets of MidCity or its Subsidiaries except liens for current taxes not yet due. Neither MidCity nor any of its Subsidiaries has been required to include in income any adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by MidCity or any of its Subsidiaries, and the IRS has not initiated or proposed any such adjustment or change in accounting method.

            (b) As used in this Agreement, the term "Tax" or "Taxes" means all federal, state, local, and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, payroll, employment, severance, withholding, duties, intangibles, franchise, backup withholding, and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon.

            (c) Neither MidCity nor any of its Subsidiaries is a party to any agreement or maintains any compensation plan, program or arrangement under which any payment is reasonably likely to become non-deductible, in whole or in part, for tax reporting purposes as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder.

            (d) Neither MidCity nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement solely among MidCity and its Subsidiaries). Neither MidCity nor any of its Subsidiaries has any liability for the Taxes of any person (other than MidCity and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law). Within the past five years, neither MidCity nor any of its Subsidiaries has been a party to a reorganization within the meaning of Section 368 of the Code or been a "distributing corporation" or a "controlled corporation" in a distribution intended to qualify under Section 355(a) of the Code.

      Section 3.11 EMPLOYEES. (a) Section 3.11(a) of the MidCity Disclosure Schedule sets forth a list of each employee or director benefit plan, arrangement or agreement (a "MidCity Benefit Plan") that, as of the date of this Agreement, is maintained or contributed to by MidCity or any MidCity ERISA Affiliate, or under which MidCity or any MidCity ERISA Affiliate could reasonably be expected to have any liability as of the date of this Agreement. For purposes of this Agreement a "MidCity ERISA Affiliate" is any corporation, partnership or other trade or business that, together with MidCity, would be deemed to be a "single employer" within the meaning of Section 4001 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

            (b) MidCity has heretofore made available to MB copies of each MidCity Benefit Plan and certain related documents, including (i) the actuarial report for the MidCity Benefit Plan (if applicable) for each of the last two years and (ii) the most recent determination letter from the IRS (if applicable) for the MidCity Benefit Plan.

            (c)(i) Each of the MidCity Benefit Plans has been operated and administered in all material respects in compliance with applicable laws, including, but not limited to, ERISA and the Code, (ii) each of the MidCity Benefit Plans intended to be "qualified" within the meaning of
      Section 401(a) of the Code is so qualified, and there are no existing circumstances or any events that have occurred that will adversely affect the qualified status of that MidCity Benefit Plan, (iii) the present value of accrued benefits under each MidCity Benefit Plan that is subject to Title IV of ERISA did not, as of the plan's most recent valuation date and based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by the plan's actuary, exceed the then current value of the assets of the plan allocable to accrued benefits,
      (iv) no MidCity Benefit Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees or directors of MidCity or its Subsidiaries beyond their retirement or other termination of service, other than (A) coverage mandated by applicable law, (B) death benefits or retirement benefits under an "employee pension plan" (as defined in Section 3(2) of ERISA), (C) deferred compensation benefits accrued as liabilities on the books of MidCity or its Subsidiaries or (D) benefits the full cost of which is borne by the current or former employee or director (or his beneficiary), (v) no material liability under Title IV of ERISA has been incurred by MidCity, its Subsidiaries or any MidCity ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to MidCity, its Subsidiaries or any MidCity ERISA Affiliate of incurring a material liability thereunder, (vi) no MidCity Benefit Plan is a "multiemployer pension plan" (as defined in Section 3(37) of ERISA), (vii) all contributions or other amounts payable by MidCity or its Subsidiaries as of the Effective Time with respect to each MidCity Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP and Section 412 of the Code,
      (viii) none of MidCity, its Subsidiaries, the MidCity ERISA Affiliates or any other person, including any fiduciary, has engaged in a transaction in connection with which MidCity, its Subsidiaries, any MidCity ERISA Affiliate or any MidCity Benefit Plan will be subject to either a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material tax imposed pursuant to Section 4975 or 4976 of the Code, and
      (ix) to the best knowledge of MidCity there are no pending, threatened or anticipated material claims (other than routine claims for benefits) by, on behalf of or against, any of the MidCity Benefit Plans or any trusts related thereto.

            (d) Neither the execution and delivery of this Agreement nor the consummation of the MidCity Merger or any other transaction contemplated by this Agreement will (i) directly or indirectly (including without limitation, as a result of any termination of employment or service at any time prior to or following the Effective

      Time), entitle any current or former employee, director or independent contractor of MidCity or any of its Subsidiaries to any actual or deemed payment (or benefit) which would constitute a "parachute payment" (as such term is defined in Section 280G of the Code), without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future, (ii) increase any benefits otherwise payable under any MidCity Benefit Plan or (iii) result in any acceleration of the time of payment or vesting of any benefits under any MidCity Benefit Plan.

      Section 3.12 COMPLIANCE WITH APPLICABLE LAW. (a) MidCity and each of its Subsidiaries hold all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and have complied in all material respects with and are not in default in any material respect under, any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to MidCity or any of its Subsidiaries, except where the failure to hold such license, franchise, permit or authorization or such noncompliance or default will not, either individually or in the aggregate, materially adversely affect the ability of MidCity or any of its Subsidiaries to operate its business in the regular and ordinary course consistent with past practices or materially adversely affect the consolidated operating results or financial condition of MidCity.

            (b) MidCity and each of its Subsidiaries have in all material respects properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents, applicable state and federal law and regulation and common law. None of MidCity, any of its Subsidiaries, or any director, officer or employee of MidCity or of any of its Subsidiaries, has committed any breach of trust with respect to any such fiduciary account that will or is likely to result in a material liability to MidCity or any of its Subsidiaries, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account.

      Section 3.13 CERTAIN CONTRACTS. (a) Neither MidCity nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers or employees, (ii) which, upon the consummation or stockholder approval of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from MB, MidCity, the Surviving Corporation, or any of their respective Subsidiaries to any current or former director, officer, employee or independent contractor of MidCity or any of its Subsidiaries, (iii) which is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement, (iv) which restricts the conduct of business by MidCity or any of its Subsidiaries or upon consummation of the MidCity Merger will restrict the ability of the Surviving Corporation or any of its Subsidiaries to engage in any business, (v) with or to a labor union or guild (including any collective bargaining agreement), (vi) with respect to which (including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan) any of the benefits will be increased, or the vesting of the benefits will be accelerated, by the occurrence of any stockholder approval or the consummation of any of the transactions contemplated by this Agreement, or the value of any of the benefits will be calculated on the basis of any of the transactions contemplated by this Agreement or (vii) which cannot be terminated upon 30 days notice without penalty or premium and which involves either an annual payment obligation in excess of $25,000 or aggregate payments in excess of $100,000 by MidCity or one of its Subsidiaries (but specifically excluding deposit liabilities). Section 3.13(a) of the MidCity Disclosure Schedule lists each contract, arrangement, commitment or understanding of the type described in this SECTION 3.13(a), and each of them is referred to herein as a "MidCity Contract."

            (b)(i) Each MidCity Contract is valid and binding on MidCity or one of its Subsidiaries, as applicable, and in full force and effect, (ii) MidCity or its applicable Subsidiary has performed all material obligations required to be performed by it under each MidCity Contract, and (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of MidCity or any of its Subsidiaries under any MidCity Contract.

            (c) Neither MidCity nor any of its Subsidiaries knows of, or has received notice of, any material violation of or default under any MidCity Contract by any of the other parties thereto.

      Section 3.14 REGULATORY MATTERS. (a) Neither MidCity nor any of its Subsidiaries or any MidCity Control Person is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been since January 1, 1998, a recipient of any supervisory letter from, or since January 1, 1998, has adopted any board resolutions at the request of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its credit policies, its management or its business (each, whether or not set forth in the MidCity Disclosure Schedule, a "MidCity Regulatory Agreement"), nor has MidCity, any of its Subsidiaries or any MidCity Control Person been advised since January 1, 1998, by any Regulatory Agency or other Governmental Entity that it is considering issuing or requesting any such MidCity Regulatory Agreement.

            (b) Except for normal examinations conducted by a Regulatory Agency in the ordinary course of the business of MidCity and its Subsidiaries, no Regulatory Agency has initiated any proceeding or, to the knowledge of MidCity, investigation into the business or operations of MidCity, any of its Subsidiaries, or any MidCity Control Person since January 1, 1998. All material violations, criticisms, and exceptions by any Regulatory Agency with respect to any report or statement relating to any examinations of MidCity or any of its Subsidiaries have been resolved to the reasonable satisfaction of such Regulatory Agency.

            (c) Each MidCity financial institution Subsidiary has a Community Reinvestment Act rating of "satisfactory" or better.

      Section 3.15 INTEREST RATE RISK MANAGEMENT INSTRUMENTS. All interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements, whether entered into for the account of MidCity or for the account of a customer of MidCity or one of its Subsidiaries, were entered into in the ordinary course of business and, to MidCity's knowledge, in accordance with prudent banking practice and applicable rules, regulations and policies of any applicable Regulatory Agency and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of MidCity or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies), and are in full force and effect. MidCity and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued; and, to MidCity's knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

      Section 3.16 UNDISCLOSED LIABILITIES. Except for (i) liabilities that are fully reflected or reserved against on the consolidated balance sheet of MidCity as at December 31, 2000 or the notes thereto included in the MidCity Financial Statements, (ii) liabilities incurred since December 31, 2000 in the ordinary course of business consistent with past practice and (iii) costs and expenses relating to this Agreement and the transactions contemplated hereby, neither MidCity nor any of its Subsidiaries has any liabilities of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that are required under GAAP or generally accepted auditing practices to be reflected in an audited financial statement or the notes thereto.

      Section 3.17 INSURANCE. MidCity and its Subsidiaries are insured for reasonable amounts with financially sound and reputable insurance companies against such risks as companies or institutions engaged in similar businesses would, in accordance with good business practice, customarily be insured and have maintained all insurance required by their agreements and applicable laws and regulations. Neither MidCity nor any of its Subsidiaries has, during the past five years, had an insurance policy canceled or not renewed or been denied any insurance coverage for which it has applied. Section 3.17 of the MidCity Disclosure Schedule lists all self-insurance plans or programs maintained by MidCity and its Subsidiaries. Copies of such plans and programs have been provided to MB.

      Section 3.18 ENVIRONMENTAL MATTERS. (a) Neither the conduct nor operation of business by MidCity or any of its Subsidiaries nor any condition of any property currently or previously owned, operated or controlled by any of them (including, without limitation, in a fiduciary or agency capacity), or to the knowledge of MidCity, on which any of them holds a Lien, has or is reasonably likely to result in any material liability to MidCity or any of its Subsidiaries under or by reason of any Environmental Laws (as hereinafter defined) or by the presence of any Materials of Environmental Concern (as hereinafter defined). To the knowledge of MidCity, no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, has or is reasonably likely to result in any material liability to MidCity or any of its Subsidiaries under or by reason of any Environmental Laws or by the presence of Materials of Environmental Concern. Except for notices for which there is no reasonable basis for the imposition of a material liability or remediation obligation on the part of MidCity or any of its Subsidiaries under any Environmental Laws or relating to Materials of Environmental Concern, neither MidCity nor any of its Subsidiaries has received any notice from any person that MidCity or its Subsidiaries or the operation or condition of any property ever owned, operated, controlled, or held as collateral or in a fiduciary capacity by any of them are or were in violation of or otherwise are alleged to have liability under any Environmental Laws or relating to Materials of Environmental Concern, including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of Materials of Environmental Concern at, on, beneath, or originating from any such property.

            (b) There are no underground storage tanks located on, in or under any real property currently owned, operated or controlled by MidCity or any of its Subsidiaries. Neither MidCity nor any of its Subsidiaries owns or operates any underground storage tank at any real property leased by it.

            (c) "Environmental Laws" means any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any Governmental Entity relating to (i) the protection, preservation or restoration of human health and the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Materials of Environmental Concern. The term Environmental Law includes (x) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. Section9601, et seq ("CERCLA"); the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section6901, et seq; the Clean Air Act, as amended, 42 U.S.C. Section7401, et seq; the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section1251, et seq; the Toxic Substances Control Act, as amended, 15 U.S.C. Section9601, et seq; the Emergency Planning and Community Right to Know Act, 42 U.S.C. Section1101, et seq; the Safe Drinking Water Act, 42 U.S.C. Section300f, et seq; and all comparable state and local laws, and (y) any common law (including common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Materials of Environmental Concern.

            (d) "Materials of Environmental Concern" means (i) pollutants, contaminants and materials regulated or defined or designated as hazardous, extremely hazardous, dangerous or toxic under the following federal statutes and their state counterparts as well as these statutes' implementing regulations: CERCLA, the Federal Insecticide, Fungicide & Rodenticide Act, 7 U.S.C. Section136 et seq; the Atomic Energy Act, 42 U.S.C. Section2011 et seq; the Hazardous Material Transportation Act, 42 U.S.C. Section1801 et seq; (ii) petroleum and petroleum products including crude oil and any fractions thereof; (iii) asbestos and natural gas, synthetic gas and any mixtures thereof; or (iv) a substance with respect to which a Governmental Entity otherwise requires environmental investigations, monitoring, reporting or remediation.

      Section 3.19 STATE TAKEOVER LAWS. The Board of Directors of MidCity has approved the transactions contemplated by this Agreement for purposes of Section 203(a)(1) of the DGCL such that the provisions of Section 203 of the DGCL will not apply to this Agreement or any of the transactions contemplated hereby.

      Section 3.20 MATERIAL INTERESTS OF CERTAIN PERSONS. No officer, director or employee of MidCity or any of its Subsidiaries or any "associate" (as such term is defined in Rule 14a-1 under the Securities Exchange Act of 1934, as amended, (the "Exchange Act")) of any officer, director or employee of MidCity or any of its Subsidiaries has any material interest in any material agreement or property (real or personal, tangible or intangible) used in, or pertaining to, the business of MidCity or any of its Subsidiaries.

      Section 3.21 INVESTMENT PORTFOLIO. As of the date hereof, and at all times hereafter pending the Effective Time, the entire investment portfolio of MidCity and its Subsidiaries will be classified as available for sale.

      Section 3.22 REAL ESTATE LOANS AND INVESTMENTS. Except for properties acquired in settlement of loans, there are no facts, circumstances or contingencies known to MidCity which exist and would require a material reduction under GAAP in the present carrying value of any of the real estate investments, joint ventures, construction loans, other investments or other loans of MidCity or any of its Subsidiaries (either individually or in the aggregate with other loans and investments).

      Section 3.23 FAIRNESS OPINION. On the date of this Agreement, Hovde Financial, Inc. and Alex Sheshunoff & Co. have each provided to the Board of Directors of MidCity a separate oral fairness opinion (which shall be confirmed in writing) to the effect that the MidCity Exchange Ratio, after taking into account the MB Exchange Ratio, is fair to the stockholders of MidCity from a financial point of view.

      Section 3.24 REORGANIZATION; POOLING OF INTERESTS. As of the date of this Agreement, MidCity has no reason to believe that the Mergers will not qualify as reorganizations within the meaning of Section 368(a) of the Code and as a "pooling of interests" for accounting purposes.

      Section 3.25 FINANCIAL HOLDING COMPANY STATUS. As of the date of this Agreement, MidCity meets all applicable criteria to become and remain a "financial holding company", as such term is defined in Section 2(p) of the BHC Act, set forth in such act as well as in any regulations, rules or interpretations issued by the Federal Reserve Board.

                                   ARTICLE IV
                      REPRESENTATIONS AND WARRANTIES OF MB

      Except as disclosed in the MB disclosure schedule delivered to MidCity concurrently herewith (the "MB Disclosure Schedule"), MB hereby represents and warrants to MidCity as follows:

      Section 4.1 CORPORATE ORGANIZATION. (a) MB is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. MB has the corporate power and authority to own and lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, have a Material Adverse Effect on MB. MB is duly registered as a bank holding company under the BHC Act. Copies of the Certificate of Incorporation, as amended, (the "MB Charter") and By-laws of MB, as in effect as of the date of this Agreement, have previously been made available by MB to MidCity.

            (b) Each of MB's Subsidiaries (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified except where the failure to be so licensed or qualified would not either individually or in the aggregate have a Material Adverse Effect on MB and (iii) has all requisite corporate power and authority to own and lease its properties and assets and to carry on its business as now conducted. Copies of the charters and by-laws of MB's financial institution Subsidiaries, as in effect on the date of this Agreement, have previously been made available by MB to MidCity.

      Section 4.2 CAPITALIZATION. (a) The authorized capital stock of MB consists of 20,000,000 shares of MB Common Stock and 1,000,000 shares of preferred stock, par value $.01 per share (the "MB Preferred Stock", together with the MB Common Stock being the "MB Capital Stock"). As of the date hereof, 7,064,515 shares of MB Common Stock were issued and outstanding, and no shares of MB Preferred Stock were issued and outstanding. As of the date hereof, no shares of MB Common Stock were reserved for issuance, except for the shares reserved for issuance as identified on Section 4.2(a) of the MB Disclosure Schedule. All of the issued and outstanding shares of MB Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, except for shares of MB Common Stock to be issued pursuant to the MB Stock Plans, MB does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of MB Capital Stock or any other equity securities of MB or any securities representing the right to purchase or otherwise receive any shares of MB Capital Stock (collectively, "MB Rights"). Since December 31, 2000, MB has not issued any shares of MB Capital Stock or any securities convertible into or exercisable for any shares of MB Capital Stock, other than as permitted by SECTION 5.2(b) and pursuant to the exercise of MB Stock Options granted prior to such date.
Section 4.2(a) of the MB Disclosure Schedule contains a list as of the date hereof of the option holders, the date each MB Stock Option was granted, the number of shares subject to each such option, the expiration date of each such option and the price at which each such option may be exercised. In no event will the aggregate number of shares of MB Common Stock outstanding immediately prior to the Effective Time (including all shares of MB Common Stock subject to then-outstanding MB Rights) exceed 7,064,515 plus, subject to SECTION 6.11, (x) the aggregate of the number of shares issued to directors pursuant to SECTION 5.2(b)(iv) and (y) the aggregate number of shares issued pursuant to the exercise of MB Stock Options granted prior to the date hereof and MB Stock Options granted after the date hereof as permitted by SECTION 5.2(b)(iii).

            (b) MB owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of its Subsidiaries, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (subject to 12 U.S.C. Section55) and free of preemptive rights, with no personal liability attaching to the ownership thereof. None of

      MB's Subsidiaries has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary. Section 4.2(b) of the MB Disclosure Schedule sets forth a list of the material investments of MB in Non-Subsidiary Affiliates.

      Section 4.3 AUTHORITY; NO VIOLATION. (a) MB has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of MB and no other corporate action on the part of MB is necessary with respect thereto, other than the adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of MB Common Stock with respect to the consummation of the MB Merger only. The Board of Directors of MB has directed that this Agreement be submitted to MB's stockholders for adoption at a meeting of such stockholders. This Agreement has been duly and validly executed and delivered by MB and (assuming due authorization, execution and delivery by MidCity) constitutes a valid and binding obligation of MB, enforceable against MB in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies).

            (b) Neither the execution and delivery by MB of this Agreement nor the consummation by MB or any of its financial institution Subsidiaries of the transactions contemplated hereby, nor compliance by MB with any of the terms or provisions hereof, will (i) violate any provision of the MB Charter or By-laws or the governing documents of any of its financial institution Subsidiaries; (ii) assuming that the consents and approvals referred to in SECTION 4.4 are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to MB or any of its Subsidiaries or any of their respective properties or assets; or (iii) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of MB or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which MB or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected except for such violations, conflicts, breaches or defaults which, either individually or in the aggregate, will not have a Material Adverse Effect on MB.

      Section 4.4 CONSENTS AND APPROVALS. Except for filings and registrations, and obtaining the consents, authorizations, approvals and exemptions, contemplated by SECTION 3.4, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the consummation by MB of the MB Merger or the consummation of any of the other transactions contemplated hereby by MB or any of its Subsidiaries.

      Section 4.5 REPORTS. MB and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 1998 with the Regulatory Agencies and any other Governmental Entities, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, will not have a Material Adverse Effect on MB.

      Section 4.6 FINANCIAL STATEMENTS. MB has previously made available to MidCity true and correct copies of the consolidated balance sheets of MB and its Subsidiaries as of December 31, for the fiscal years 1998, 1999, and 2000 and the related consolidated statements of income and changes in stockholders' equity and cash flows for the fiscal years 1998 through 2000, inclusive, as reported in MB's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 (the "MB 10-K"), filed with the SEC under the Exchange Act in each case accompanied by the audit report of McGladrey & Pullen, LLP, independent public accountants with respect to MB. The December 31, 2000 consolidated balance sheet of MB (including the related notes, where applicable) fairly presents in all material respects the consolidated financial position of MB and its Subsidiaries as of the date thereof, and the other financial statements referred to in this
SECTION 4.6 (including the related notes, where applicable) fairly present in all material respects the results of the consolidated operations, changes in stockholders' equity, cash flows and consolidated financial position of MB and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) complies with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been prepared in accordance with GAAP consistently applied during the periods involved, except in each case as indicated in such statements or in the notes thereto. The financial books and records of MB and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

      Section 4.7 BROKER'S FEES. Except for Sandler O'Neill & Partners, L.P. (whose fees and expenses are set forth in the engagement letter included in SECTION 4.7 of the MB Disclosure Schedule), neither MB nor any of its Subsidiaries nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker's or financial advisory fees, commissions or finder's fees or fairness opinion fees in connection with the MB Merger or related transactions contemplated by this Agreement.

      Section 4.8 ABSENCE OF CERTAIN CHANGES OR EVENTS. (a) Except as publicly disclosed in MB Reports filed prior to the date hereof, from December 31, 2000 to the date hereof, no event or events have occurred that have had or are reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on MB.

            (b) Except as publicly disclosed in MB Reports filed prior to the date hereof and for this Agreement and the transactions contemplated herein, since December 31,

      2000, MB and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

            (c) Since December 31, 2000, neither MB nor any of its Subsidiaries has (i) except for such actions as are in the ordinary course of business or except as required by applicable law, (A) increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director from the amount thereof in effect as of December 31, 2000, or (B) granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay, or paid any bonuses, which in the aggregate exceed 5% of MB's consolidated 2000 salary and employee benefit expenses (other than customary year-end bonuses for fiscal 2000) or (ii) suffered any strike, work stoppage, slowdown, or other labor disturbance which has had, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on MB.

      Section 4.9 LEGAL PROCEEDINGS. (a) Neither MB nor any of its Subsidiaries is a party to any, and there are no pending or, to the best of MB's knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or investigations of any nature against MB or any of its Subsidiaries as to which, in any such case, there is (i) a request for monetary relief in excess of $25,000, (ii) an assertion or allegation of employment discrimination or sexual harassment, (iii) a request for specific performance or other equitable relief, or (iv) a challenge to the validity or propriety of the MB Merger or any of the transactions contemplated by this Agreement.

            (b) There is no injunction, order, judgment, decree, or regulatory restriction (other than those that apply to similarly situated bank holding companies or banks) imposed upon MB, any of its Subsidiaries or the assets of MB or any of its Subsidiaries that could either materially adversely affect the ability of MB or any of its Subsidiaries to operate its business in the regular and ordinary course consistent with past practices or adversely affect the consolidated operating results or financial condition of MB.

      Section 4.10 TAXES AND TAX RETURNS. (a) Each of MB and its Subsidiaries has duly filed all federal, state, foreign and local information returns and tax returns required to be filed by it on or prior to the date hereof (all such returns being accurate and complete in all material respects) and has duly paid or made adequate provisions for the payment of all Taxes and other governmental charges which have been incurred or are due or claimed to be due from it by federal, state, foreign or local taxing authorities (including, without limitation, if and to the extent applicable, those due in respect of its properties, income, business, capital stock, deposits, franchises, licenses, sales and payrolls) other than (i) Taxes or other charges which are not yet delinquent or are being contested in good faith and have not been finally determined, or (ii) information returns, tax returns, Taxes or other governmental charges as to which the failure to file, pay or make provision are, in the aggregate, not material to MB on a consolidated basis. The federal income tax returns of MidCity and its Subsidiaries have either been examined by the IRS or the statute of limitation for examination by the IRS has expired for all years to and including the taxable year ended December 31, 1996 and any liability with respect thereto has been satisfied or any liability with respect to deficiencies asserted as a result of such examination is covered by adequate reserves. To the best of MB's knowledge, there are no material disputes pending, or claims asserted for, Taxes or assessments upon MB or any of its Subsidiaries for which MB does not have adequate reserves. Each of MB and its Subsidiaries has (A) withheld proper and accurate amounts from payments to employees, creditors, independent contractors, foreign persons and other third parties for all prior periods in compliance in all material respects with the tax withholding provisions of applicable federal, state and local laws, (B) filed all federal, state, and local returns (which are accurate and complete in all material respects) for all periods for which returns were due with respect to income tax withholding, Social Security and unemployment taxes and (C) paid or made adequate provision for all Taxes shown on such federal, state or local returns to be due and payable. There are no Tax liens upon any property or assets of MB or its Subsidiaries except liens for current taxes not yet due. Neither MB nor any of its Subsidiaries has been required to include in income any adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by MB or any of its Subsidiaries, and the IRS has not initiated or proposed any such adjustment or change in accounting method.

            (b) Neither MB nor any of its Subsidiaries is a party to any agreement or maintains any compensation plan, program or arrangement under which any payment is reasonably likely to become non-deductible, in whole or in part, for tax reporting purposes as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder.

            (c) Neither MB nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement solely among MB and its Subsidiaries). Neither MB nor any of its Subsidiaries has any liability for the Taxes of any person (other than MB and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law). Within the past five years, neither MB nor any of its Subsidiaries has been a party to a reorganization within the meaning of Section 368 of the Code or been a "distributing corporation" or a "controlled corporation" in a distribution intended to qualify under
      Section 355(a) of the Code.

      Section 4.11 EMPLOYEES. (a) Section 4.11(a) of the MB Disclosure Schedule sets forth a list of each employee or director benefit plan, arrangement or agreement (an "MB Benefit Plan") that, as of the date of this Agreement, is maintained or contributed to by MB or any MB ERISA Affiliate, or under which MB or any MB ERISA Affiliate could reasonably be expected to have any liability as of the date of this Agreement. For purposes of this Agreement an "MB ERISA Affiliate" is any corporation, partnership or other trade or business that, together with MB, would be deemed to be a "single employer" within the meaning of Section 4001 of ERISA.

            (b) MB has heretofore made available to MidCity copies of each MB Benefit Plan and certain related documents, including (i) the actuarial report for the MB Benefit Plan (if applicable) for each of the last two years and (ii) the most recent determination letter from the IRS (if applicable) for the MB Benefit Plan.

            (c)(i) Each of the MB Benefit Plans has been operated and administered in all material respects in compliance with applicable laws, including, but not limited to, ERISA and the Code, (ii) each of the MB Benefit Plans intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified, and there are no existing circumstances or any events that have occurred that will adversely affect the qualified status of that MB Benefit Plan, (iii) the present value of accrued benefits under each MB Benefit Plan that is subject to Title IV of ERISA did not, as of the plan's most recent valuation date and based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by the plan's actuary, exceed the then current value of the assets of the plan allocable to accrued benefits, (iv) no MB Benefit Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees or directors of MB or its Subsidiaries beyond their retirement or other termination of service, other than (A) coverage mandated by applicable law, (B) death benefits or retirement benefits under an "employee pension plan" (as defined in Section 3(2) of ERISA), (C) deferred compensation benefits accrued as liabilities on the books of MB or its Subsidiaries or (D) benefits the full cost of which is borne by the current or former employee or director (or his beneficiary), (v) no material liability under Title IV of ERISA has been incurred by MB, its Subsidiaries or any MB ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to MB, its Subsidiaries or any MB ERISA Affiliate of incurring a material liability thereunder, (vi) no MB Benefit Plan is a "multiemployer pension plan" (as defined in Section 3(37) of ERISA), (vii) all contributions or other amounts payable by MB or its Subsidiaries as of the Effective Time with respect to each MB Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP and Section 412 of the Code, (viii) none of MB, its Subsidiaries, the MB ERISA Affiliates or any other person, including any fiduciary, has engaged in a transaction in connection with which MB, its Subsidiaries, any MB ERISA Affiliate or any MB Benefit Plan will be subject to either a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material tax imposed pursuant to Section 4975 or 4976 of the Code, and (ix) to the best knowledge of MB there are no pending, threatened or anticipated material claims (other than routine claims for benefits) by, on behalf of or against, any of the MB Benefit Plans or any trusts related thereto.

            (d) Neither the execution and delivery of this Agreement nor the consummation of the MB Merger or any other transaction contemplated by this Agreement will (i) directly or indirectly (including without limitation, as a result of any termination of employment or service at any time prior to or following the Effective Time), entitle any current or former employee, director or independent contractor of MB or any of its Subsidiaries to any actual or deemed payment (or benefit) which would constitute a "parachute payment" (as such term is defined in Section 280G of the Code), without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future, (ii) increase any benefits otherwise payable under any MB Benefit Plan or (iii) result in any acceleration of the time of payment or vesting of any benefits under any MB Benefit Plan.

      Section 4.12 SEC REPORTS. MB has previously made available to MidCity an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed since January 1, 1998 by MB (the "MB Reports") with the SEC pursuant to the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act and prior to the date hereof and (b) communication mailed by MB to its stockholders since

January 1, 1998 and prior to the date hereof, and no such MB Report or communication, as of the date thereof, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date (but before the date hereof) shall be deemed to modify information as of an earlier date. Since January 1, 1998, as of their respective dates, all MB Reports filed under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto.

      Section 4.13 COMPLIANCE WITH APPLICABLE LAW. (a) MB and each of its Subsidiaries hold all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and have complied in all material respects with and are not in default in any material respect under, any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to MB or any of its Subsidiaries, except where the failure to hold such license, franchise, permit or authorization or such noncompliance or default will not, either individually or in the aggregate, materially adversely affect the ability of MB or any of its Subsidiaries to operate its business in the regular and ordinary course consistent with past practices or materially adversely affect the consolidated operating results or financial condition of MB.

            (b) MB and each of its Subsidiaries have in all material respects properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents, applicable state and federal law and regulation and common law. None of MB, any of its Subsidiaries, or any director, officer or employee of MB or of any of its Subsidiaries, has committed any breach of trust with respect to any such fiduciary account that will or is likely to result in a material liability to MB or any of its Subsidiaries, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account.

      Section 4.14 CERTAIN CONTRACTS. (a) Neither MB nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers or employees, (ii) which, upon the consummation or stockholder approval of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from MidCity, MB, the Surviving Corporation, or any of their respective Subsidiaries to any current or former director, officer, employee or independent contractor of MB or any of its Subsidiaries, (iii) which is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement, (iv) which restricts the conduct of business by MB or any of its Subsidiaries or upon consummation of the MB Merger will restrict the ability of the Surviving Corporation or any of its Subsidiaries to engage in any business,
(v) with or to a labor union or guild (including any collective bargaining agreement), (vi) with respect to which (including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan) any of the benefits will be increased, or the vesting of the benefits will be accelerated, by the occurrence of any stockholder approval or the consummation of any of the transactions contemplated by this Agreement, or the value of any of the benefits will be calculated on the basis of any of the transactions contemplated by this Agreement or (vii) which cannot be terminated upon 30 days notice without penalty or premium and which involves either an annual payment obligation in excess of $25,000 or aggregate payments in excess of $100,000 by MB or one of its Subsidiaries (but specifically excluding deposit liabilities). Section 4.14(a) of the MB Disclosure Schedule lists each contract, arrangement, commitment or understanding of the type described in this SECTION 4.14(a), and each of them is referred to herein as an "MB Contract."

            (b)(i) Each MB Contract is valid and binding on MB or one of its Subsidiaries, as applicable, and in full force and effect, (ii) MB or its applicable Subsidiary has performed all material obligations required to be performed by it under each MB Contract, and (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of MB or any of its Subsidiaries under any MB Contract.

            (c) Neither MB nor any of its Subsidiaries knows of, or has received notice of, any material violation of or default under any MB Contract by any of the other parties thereto.

      Section 4.15 REGULATORY MATTERS. (a) Neither MB nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been since January 1, 1998, a recipient of any supervisory letter from, or since January 1, 1998, has adopted any board resolutions at the request of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its credit policies, its management or its business (each, whether or not set forth in the MB Disclosure Schedule, a "MB Regulatory Agreement"), nor has MB or any of its Subsidiaries been advised since January 1, 1998, by any Regulatory Agency or other Governmental Entity that it is considering issuing or requesting any such MB Regulatory Agreement.

            (b) Except for normal examinations conducted by a Regulatory Agency in the ordinary course of the business of MB and its Subsidiaries, no Regulatory Agency has initiated any proceeding or, to the knowledge of MB, investigation into the business or operations of MB or any of its Subsidiaries since January 1, 1998. All material violations, criticisms, and exceptions by any Regulatory Agency with respect to any report or statement relating to any examinations of MB or any of its Subsidiaries have been resolved to the reasonable satisfaction of such Regulatory Agency.

            (c) Each MB financial institution Subsidiary has a Community Reinvestment Act rating of "satisfactory" or better.

      Section 4.16 INTEREST RATE RISK MANAGEMENT INSTRUMENTS. All interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements, whether entered into for the account of MB or for the account of a customer of MB or one of its Subsidiaries, were entered into in the ordinary course of business and, to MB's knowledge, in accordance with prudent banking practice and applicable rules, regulations and policies of any applicable Regulatory Agency and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of MB or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies), and are in full force and effect. MB and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued; and, to MB's knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

      Section 4.17 UNDISCLOSED LIABILITIES. Except for (i) liabilities that are fully reflected or reserved against on the consolidated balance sheet of MB as at December 31, 2000 or the notes thereto included in the MB 10-K, (ii) liabilities incurred since December 31, 2000 in the ordinary course of business consistent with past practice, (iii) liabilities and obligations incurred and to be incurred under or by reason of the Agreement and Plan of Merger dated February 8, 2001, by and among MB Financial, Inc., Manufacturers National Corporation, Manufacturers Bank, FSL Holdings, Inc. and First Savings and Loan Association of South Holland and the transactions contemplated therein (the "MB Acquisition") and (iv) costs and expenses relating to this Agreement and the transactions contemplated hereby, neither MB nor any of its Subsidiaries has any liabilities of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that are required under GAAP or generally accepted auditing practices to be reflected in an audited financial statement or the notes thereto.

      Section 4.18 INSURANCE. MB and its Subsidiaries are insured for reasonable amounts with financially sound and reputable insurance companies against such risks as companies or institutions engaged in similar businesses would, in accordance with good business practice, customarily be insured and have maintained all insurance required by their agreements and applicable laws and regulations. Neither MB nor any of its Subsidiaries has, during the past five years, had an insurance policy canceled or not renewed or been denied any insurance coverage for which it has applied. Section 4.18 of the MB Disclosure Schedule lists all self-insurance plans or programs maintained by MB and its Subsidiaries. Copies of such plans and programs have been provided to MidCity.

      Section 4.19 ENVIRONMENTAL MATTERS. (a) Neither the conduct nor operation of business by MB or any of its Subsidiaries nor any condition of any property currently or previously owned, operated or controlled by any of them (including, without limitation, in a fiduciary or agency capacity), or to the knowledge of MB, on which any of them holds a Lien, has or is reasonably likely to result in any material liability to MB or any of its Subsidiaries under or by reason of any Environmental Law or by the presence of any Materials of Environmental Concern. To the knowledge of MB, no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, has or is reasonably likely to result in any material liability to MB or any of its Subsidiaries under or by reason of any Environmental Laws or the presence of Materials of Environmental Concern. Except for notices for which there is no reasonable basis for the imposition of a material liability or remediation obligation on the part of MB or any of its Subsidiaries under any Environmental Laws or relating to Materials of Environmental Concern, neither MB nor any of its Subsidiaries has received any notice from any person that MB or its Subsidiaries or the operation or condition of any property ever owned, operated, controlled, or held as collateral or in a fiduciary capacity by any of them are or were in violation of or otherwise are alleged to have liability under any Environmental Laws or relating to Materials of Environmental Concern, including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of Materials of Environmental Concern at, on, beneath, or originating from any such property.

            (b) There are no underground storage tanks located on, in or under any real property currently owned, operated or controlled by MB or any of its Subsidiaries. Neither MB nor any of its Subsidiaries owns or operates any underground storage tank at any real property leased by it.

      Section 4.20 STATE TAKEOVER LAWS. The Board of Directors of MB has approved the transactions contemplated by this Agreement for purposes of Section 203(a)(1) of the DGCL such that the provisions of Section 203 of the DGCL will not apply to this Agreement or any of the transactions contemplated hereby.

      Section 4.21 MATERIAL INTERESTS OF CERTAIN PERSONS. No officer, director or employee of MB or any of its Subsidiaries or any "associate" (as such term is defined in Rule 14a-1 under the Exchange Act) of any officer, director or employee of MB or any of its Subsidiaries has any material interest in any material agreement or property (real or personal, tangible or intangible) used in, or pertaining to, the business of MB or any of its Subsidiaries.

      Section 4.22 REAL ESTATE LOANS AND INVESTMENTS. Except for properties acquired in settlement of loans, there are no facts, circumstances or contingencies known to MB which exist and would require a material reduction under GAAP in the present carrying value of any of the real estate investments, joint ventures, construction loans, other investments or other loans of MB or any of its Subsidiaries (either individually or in the aggregate with other loans and investments).

      Section 4.23 FAIRNESS OPINION. On the date of this Agreement, Sandler O'Neill & Partners, L.P. has provided to the Board of Directors of MB an oral fairness opinion (which shall be confirmed in writing) to the effect that the MB Exchange Ratio, after taking into account the MidCity Exchange Ratio, is fair to the stockholders of MB from a financial point of view.

      Section 4.24 REORGANIZATION; POOLING OF INTERESTS. As of the date of this Agreement, MB has no reason to believe that the Mergers will not qualify as reorganizations within the meaning of Section 368(a) of the Code and as a "pooling of interests" for accounting purposes.

      Section 4.25 FINANCIAL HOLDING COMPANY STATUS. As of the date of this Agreement, MB meets all applicable criteria to become and remain a "financial holding company", as such term is defined in Section 2(p) of the BHC Act, set forth in such act as well as in any regulations, rules or interpretations issued by the Federal Reserve Board.

      Section 4.26 MB CONTROL PERSON. No stockholder of MB owns, controls or possesses voting power over ten percent or more of the outstanding MB Capital Stock.

                                    ARTICLE V
                    COVENANTS RELATING TO CONDUCT OF BUSINESS

      Section 5.1 CONDUCT OF BUSINESSES PRIOR TO THE EFFECTIVE TIME. During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement (including the funding, implementation and integration of the MB Acquisition), each of MidCity and MB shall, and shall cause each of their respective Subsidiaries to, (a) conduct its business only in the ordinary course, (b) use commercially reasonable efforts to maintain and preserve intact its business organization, employees and advantageous business relationships and retain the services of its key officers and key employees and (c) take no action which would adversely affect or delay the ability of either MidCity or MB (or any of their respective financial institution Subsidiaries) to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby.

      Section 5.2 FORBEARANCES. During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement, neither MidCity nor MB shall, and neither MidCity nor MB shall permit any of their respective Subsidiaries to, without the prior written consent of the other party to this Agreement (which consent shall not be unreasonably withheld with respect to subsections (e), (f)(v), (k) and (l)):

            (a) other than in the ordinary course of business or in connection with the funding of the MB Acquisition, incur any indebtedness for borrowed money (other than short-term indebtedness incurred to refinance short-term indebtedness and indebtedness of MB or any of its Subsidiaries to MB or any of its wholly-owned Subsidiaries, on the one hand, or of MidCity or any of its Subsidiaries to MidCity or any of its wholly-owned Subsidiaries, on the other hand), assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, or make any loan or advance (it being understood and agreed that incurrence of indebtedness in the ordinary course of business shall include, without limitation, creating deposit liabilities (including certificates of deposit), purchasing Federal funds, receiving advances from the Federal Home Loan Bank and entering into repurchase agreements);

            (b)(i) adjust, split, combine or reclassify any capital stock;

                  (ii) make, declare or pay any dividend, or make any other
            distribution on, or directly or indirectly redeem, purchase or otherwise acquire (except as provided in SECTION 6.11), any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except (A) in the case of MidCity, for regular quarterly cash dividends on MidCity Common Stock at a rate not in excess of $35.00 per share of MidCity Common Stock with record and payment dates consistent with past practices, and (B) dividends paid by any of the wholly-owned Subsidiaries of each of MidCity and MB to MidCity or MB or any of their other wholly-owned Subsidiaries, respectively, and dividends paid in the ordinary course of business consistent with past practice by any non-wholly owned Subsidiary of MB or MidCity);

                  (iii) grant any stock appreciation rights or grant any
            individual, corporation or other entity any right to acquire any shares of its capital stock, other than grants of (x) options pursuant to the MB Stock Plans in the ordinary course of business in July, 2001 consistent with past practice (which options may be fully vested on the date of grant) and (y) fully vested options to directors pursuant to their election to receive options in lieu of directors' fees as described in Section 4.2(a) of the MB Disclosure Schedule; or

                  (iv) issue any additional shares of capital stock except (x)
            pursuant to the exercise of MB Stock Options outstanding as of the date hereof or issued in compliance with SECTION 5.2(b)(iii) and (y) grants of MB Common Stock to directors pursuant to their election to receive MB Common Stock in lieu of directors' fees as described in
            Section 4.2(a) of the MB Disclosure Schedule;

            (c) sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets to any individual, corporation or other entity other than a wholly-owned Subsidiary, or cancel, release or assign any indebtedness owed to it by any person or any claims held by it against any person, except (i) in the ordinary course of business, (ii) the encumbrance of assets in connection with the funding of the MB Acquisition or (iii) the sale of assets acquired in the MB Acquisition;

            (d) except for transactions in the ordinary course of business, the MB Acquisition or pursuant to contracts or agreements in force on the date hereof that are listed on SCHEDULE 5.2 of the MidCity Disclosure Schedule or the MB Disclosure Schedule, as the case may be, make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity other than a Subsidiary thereof;

            (e) enter into, modify or amend any material agreement (excluding lending and deposit taking activities) or terminate, or waive any material provision of, any MB Contract or MidCity Contract, as the case may be, or make any change in any instrument, plan or agreement governing the terms of any of its securities (including any options under any MB Stock Plan), or material lease or contract, other than normal renewals of contracts and leases without material adverse changes of terms;

            (f) (i) increase in any manner the compensation or fringe benefits of any of its employees, except in the ordinary course of business consistent with past practices, (ii) pay any pension or retirement allowance not required by any existing plan or agreement to any such employees, (iii) except as set forth in Section 4.17 of the MB Disclosure Schedule, become a party to, amend or commit itself to any MidCity Benefit Plan or MB Benefit Plan, as the case may be, or employment, severance or change in control agreement with or for the benefit of any former or current employee or director, other than the extension of MidCity's Retention Plan, (iv) take any action to accelerate the vesting of, or the lapsing of restrictions with respect to, any stock options or other stock-based compensation or (v) in the case of MidCity, take any action to declare the MidCity Merger or the Mergers a change in control under any change in control severance agreement, any severance plan or any other MidCity Benefit Plan other than in connection with the extension of MidCity's Retention Plan;

            (g) other than in connection with or relating to this Agreement, solicit or enter into any negotiations, discussions or agreement in respect of, or authorize any individual, corporation or other entity to solicit or encourage from any third party or enter into any negotiations, discussions or agreement in respect of, or provide or cause to be provided any confidential information in connection with any inquiries or proposals relating to, the disposition of all or substantially all of its business or assets, or the acquisition of its voting securities or the merger of it or any of its Subsidiaries with any corporation or other entity (any of the foregoing, an "Acquisition Proposal") ; PROVIDED, HOWEVER, either MB or MidCity may after its receipt of an Acquisition Proposal and during the period prior to such party's stockholders meeting to vote on this Agreement, provide information at the request of, participate in discussions with or enter into negotiations with a third party with respect to such Acquisition Proposal if the Board of Directors of such party determines in good faith that such action would be consistent with its fiduciary duties to the stockholders of such party under applicable law, in which case such party shall keep the other party hereto fully informed relating to all aspects of such Acquisition Proposal;

            (h) settle any material claim, action or proceeding involving money damages, except in the ordinary course of business;

            (i) knowingly take any action that would prevent or impede the Mergers from qualifying for "pooling of interests" accounting treatment or as reorganizations within the meaning of Section 368 of the Code;

            (j) amend its certificate of incorporation or its by-laws;

            (k) except in connection with the MB Acquisition as set forth in
      SECTION 4.17 of the MB Disclosure Schedule, restructure or materially change its investment securities portfolio or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

            (l) (i) voluntarily make any material changes in or to its deposit mix; increase or decrease the rate of interest paid on its deposit liabilities (including certificates of deposit), except in a manner pursuant to policies consistent with past practice, (ii) incur any liability or obligation relating to retail banking and branch merchandising, marketing and advertising activities and initiatives in excess of amounts contained in its 2001 budget previously provided to the other party, (iii) open any new branch or deposit taking facility except in connection with the MB Acquisition as set forth in SECTION 4.17 of the MB Disclosure Schedule or (iv) other than the closing and consolidation of branches in connection with the MB Acquisition as set forth in SECTION
      4.17 of the MB Disclosure Schedule, close or relocate any existing branch or other facility;

            (m) make any material changes in its policy concerning loan underwriting or which persons may approve loans;

            (n) except for the purchase of readily marketable securities in the ordinary course of business and, upon prior consultation with the other party hereto, the establishment of or investment in one or more new Subsidiaries for tax planning purposes, create or invest in any new Subsidiary or Non-Subsidiary Affiliate;

            (o) except as required by applicable law or regulation, (i) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices, (ii) fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk or (iii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk;

            (p) foreclose upon or otherwise take title to or possession or control of any real property without first obtaining a Phase I environmental report thereon and, if recommended in the Phase I, a Phase II environmental report; PROVIDED, HOWEVER, that neither party nor any of its Subsidiaries shall be required to obtain such a report with respect to one-to-four-family, non-agricultural residential property of five acres or less to be foreclosed upon unless it has reason to believe that such property might be in material violation of or require remediation under Environmental Laws;

            (q) take any action that is intended or expected to result in any of its representations, warranties, covenants or agreements set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Mergers set forth in ARTICLE VII not being satisfied or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable law;

            (r) implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or regulatory guidelines; or

            (s) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this SECTION 5.2.

                                   ARTICLE VI
                              ADDITIONAL AGREEMENTS

      Section 6.1 REGULATORY MATTERS. (a) MidCity and MB shall promptly prepare and file with the SEC the Joint Proxy Statement and MB shall on behalf of NewCo promptly prepare and file with the SEC the S-4, in which the Joint Proxy Statement will be included as a prospectus. Each of MidCity and MB shall use their commercially reasonable efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing, and MidCity and MB shall thereafter mail or deliver the Joint Proxy Statement to their respective stockholders. MB and MidCity shall use commercially reasonable efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement, and each of them shall furnish all information concerning itself and its stockholders as may be reasonably requested in connection with any such action.

            (b) The parties hereto shall cooperate with each other and use their commercially reasonable efforts to promptly prepare and file all necessary documentation to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including, without limitation, the Mergers), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such Governmental Entities. MidCity and MB shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to MB or MidCity, as the case may be, and any of their respective Subsidiaries, which appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein.

            (c) MidCity and MB shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Joint Proxy Statement, the S-4 or any other statement, filing, notice or application made by or on behalf of NewCo, MidCity, MB or any of their respective Subsidiaries to any Governmental Entity in connection with the Mergers and the other transactions contemplated by this Agreement. Each of MidCity and MB agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the S-4 will, at the time the S-4 and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Joint Proxy Statement and any amendment or supplement thereto will, at the date of mailing to the stockholders of the parties and at the time of each stockholders' meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or any statement which, in the light of the circumstances under which such statement is made, will be false or misleading with respect to any material fact, or which will omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier statement in the Joint Proxy Statement or any amendment or supplement thereto. Each of MidCity and MB further agrees, if it shall become aware prior to the Effective Time of any information furnished by it that would cause any of the statements in the Joint Proxy Statement to be false or misleading with respect to any material fact or the omission of any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take the necessary steps to correct the Joint Proxy Statement.

            (d) MB agrees to cause NewCo to advise MidCity, promptly after NewCo receives notice thereof, of the time when the S-4 has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of NewCo Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose or of any request by the SEC for the amendment or supplement of the S-4 or for additional information.

            (e) MidCity and MB shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval (as defined below) will not be obtained or that the receipt of any such approval will be materially delayed.

      Section 6.2 ACCESS TO INFORMATION. (a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, each of MidCity and MB, for the purposes of verifying the representations and warranties of the other and preparing for the Mergers and the other matters contemplated by this Agreement, shall, and shall cause each of their respective Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of the other party, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, each of MidCity and MB shall, and shall cause their respective Subsidiaries to, make available to the other party (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking laws (other than reports or documents which MidCity or MB, as the case may be, is not permitted to disclose under applicable law) and (ii) all other information concerning its business, properties and personnel as such party may reasonably request. Neither MidCity nor MB nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of MidCity's or MB's, as the case may be, customers, jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

            (b) Each of MB and MidCity agrees that it will not, and will cause its representatives not to, use any information obtained pursuant to this
      SECTION 6.2 (as well as any other information obtained prior to the date hereof in connection with entering into this Agreement) for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Subject to the requirements of law, each party will keep confidential, and will cause its representatives to keep confidential, all information and documents obtained pursuant to this SECTION 6.2 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) unless such information (i) was already known to such party, (ii) becomes available to such party from other sources not known by such party to be bound by a confidentiality obligation, (iii) is disclosed with the prior written approval of the providing party or (iv) is or becomes readily ascertainable from publicly available sources. If this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise fail to be consummated, each party shall promptly cause all copies of documents or extracts thereof containing information and data as to the other party to be returned to the other party.

            (c) No investigation by either of the parties or their respective representatives shall affect the representations and warranties of the other set forth herein.

      Section 6.3 STOCKHOLDERS' APPROVALS. Each of MidCity and MB shall call a meeting of its stockholders to be held as soon as reasonably practicable for the purpose of voting upon the adoption of this Agreement. The Board of Directors of MidCity shall favorably recommend adoption of this Agreement by the MidCity stockholders and the Board of Directors of MB shall favorably recommend adoption of this Agreement by the MB stockholders, and each such Board shall take all other reasonable and lawful action to obtain the requisite stockholder approvals; PROVIDED HOWEVER, if the Board of Directors of MB or MidCity concludes that the making of (or continuing to make) a favorable recommendation would be inconsistent with its fiduciary duties to the stockholders of such party under Delaware law (as determined in good faith), then the Board of Directors of such party may withdraw, modify or change such recommendation.

      Section 6.4 LEGAL CONDITIONS TO MERGERS. Subject to the fiduciary duty provisions contained in SECTIONS 5.2(g) AND 6.3, each of MidCity and MB shall, and shall cause its Subsidiaries to, use their commercially reasonable efforts
(a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such party or its Subsidiaries with respect to the Mergers and, subject to the conditions set forth in ARTICLE VII hereof, to consummate the transactions contemplated by this Agreement, and (b) to obtain (and to cooperate with the other party to obtain) any material consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by MB or MidCity or any of their respective Subsidiaries in connection with the Mergers and the other transactions contemplated by this Agreement.

      Section 6.5 AFFILIATES; PUBLICATION OF COMBINED FINANCIAL RESULTS. (a) Each of MidCity and MB shall use commercially reasonable efforts to cause each director, executive officer and other person who is an "affiliate" (for purposes of Rule 145 under the Securities Act and for purposes of qualifying the Mergers for "pooling of interests" accounting treatment) of such party to deliver to the other party hereto, as soon as practicable after the date of this Agreement, and prior to the date of the stockholders' meetings called by MidCity and MB to approve this Agreement, a written agreement, in the form of EXHIBIT E OR F, as applicable, hereto, providing that such person will not sell, pledge, transfer or otherwise dispose of any shares of MidCity Common Stock, or MB Capital Stock held by such "affiliate" and any shares of NewCo Common Stock to be received by such "affiliate" in the Mergers.

            (b) The Surviving Corporation shall use its commercially reasonable efforts to publish as promptly as reasonably practical, but in no event later than 90 days after the end of the first month after the MB Effective Time in which there are at least 30 days of post-Mergers combined operations (which month may be the month in which the

      Effective Time occurs), combined sales and net income data as contemplated by and in accordance with the terms of SEC Accounting Series Release No. 135.

      Section 6.6 STOCK QUOTATION. NewCo shall use its commercially reasonable efforts to cause the shares of NewCo Common Stock to be issued in the Mergers to be qualified for quotation on the Nasdaq, subject to official notice of issuance, prior to the Effective Time.

      Section 6.7 EMPLOYEE BENEFIT PLANS. (a) From and after the Effective Time, unless otherwise mutually determined, the MB Benefit Plans and MidCity Benefit Plans in effect as of the date of this Agreement shall remain in effect with respect to employees of MB or MidCity (or their Subsidiaries), respectively, covered by such plans at the Effective Time until such time as the Surviving Corporation shall, subject to applicable law, the terms of this Agreement and the terms of such plans, adopt new benefit plans with respect to employees of the Surviving Corporation and its Subsidiaries (the "New Benefit Plans"), or otherwise merge or combine existing MidCity Benefit Plans into MB Benefit Plans, or vice versa. Prior to the Closing Date, MB and MidCity shall cooperate in reviewing, evaluating and analyzing the MidCity Benefit Plans and MB Benefit Plans with a view towards developing appropriate New Benefit Plans or combining or merging existing benefit plans for the employees covered thereby.

            (b) The foregoing notwithstanding, the Surviving Corporation shall honor in accordance with their terms all benefits vested as of the Effective Time under the MidCity Benefit Plans or the MB Benefit Plans or under other contracts, arrangements, commitments, or understandings described in the MidCity Disclosure Schedule and the MB Disclosure Schedule.

            (c) Nothing in this SECTION 6.7 shall be interpreted as preventing the Surviving Corporation from amending, modifying or terminating any MidCity Benefit Plans, MB Benefit Plans, or other contracts, arrangements, commitments or understandings, in accordance with their terms and applicable law.

            (d) It is the intention of MB and MidCity, during the period shortly following the execution of this Agreement, to coordinate efforts towards establishing a retention and severance program, consistent with the strategy for the Mergers, in an effort to retain and provide incentives to key personnel for the benefit of the Surviving Corporation and its wholly-owned Subsidiaries in a manner that provides for equitable treatment of similarly situated employees of MB, MidCity and their respective wholly-owned Subsidiaries.

            (e) In the event that any employee of MidCity who is covered by a MidCity Change in Control Severance Agreement or the MidCity Severance Plan as of the date hereof (as disclosed in SECTION 3.13(a) of the MidCity Disclosure Schedule) is involuntarily terminated without cause at the Effective Time or within 24 months thereafter, then notwithstanding that the Mergers may not constitute a change in control under such employee's MidCity Change in Control Severance Agreement or the MidCity Severance Plan, the covered MidCity employee shall nevertheless be entitled to the applicable benefit under his or her MidCity Change in Control Severance Agreement or the MidCity Severance Plan, whichever is applicable. The provisions of this SECTION 6.7(e) shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each such employee of MidCity and his or her heirs and representatives.

            (f) Prior to the Closing Date, MB and/or its wholly-owned Subsidiaries may enter into Change in Control Severance Agreements with senior vice presidents (or persons with equivalent responsibilities) or a Change in Control Severance Plan for their benefit providing up to one year's salary for each covered employee if he or she is involuntarily terminated without cause in connection with or within 24 months after a change in control, including the change in control arising from the Mergers.

      Section 6.8 INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE. (a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any individual who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer or employee of NewCo, MB, MidCity or any of their respective Subsidiaries (the "Indemnified Parties"), is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of NewCo, MB, MidCity or any of their respective Subsidiaries or any of their respective predecessors prior to the Effective Time or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and use their commercially reasonable efforts to defend against and respond thereto. It is understood and agreed that after the Effective Time, the Surviving Corporation shall indemnify and hold harmless, as and to the fullest extent permitted by law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney's fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by law upon receipt of any undertaking required by applicable law), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation.

            (b) The parties shall use commercially reasonable efforts to cause NewCo to continue the existing officers and directors liability insurance of MB as of the Effective Time with coverage for the past acts and omissions of individuals serving as officers and directors of MB, MidCity and their respective Subsidiaries immediately prior to the Effective Time, and if such past acts and omissions coverage is available, the Surviving Corporation shall continue such coverage for the 6 year period next following the Effective Time. Prior to the Effective Time, MidCity and/or MB, at the election of MB, shall procure 6 year tail coverage under its existing policies of officers' and directors' liability insurance for the past acts and omissions of individuals serving as officers and directors of such party and its Subsidiaries prior to the Effective Time in lieu of any obligation of the Surviving Corporation to provide any officers and directors liability insurance coverage for past acts and omissions.

            (c) In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this SECTION 6.8.

            (d) The provisions of this SECTION 6.8 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

      Section 6.9 ADDITIONAL AGREEMENTS. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including, without limitation, any merger between a Subsidiary of MB, on the one hand, and a Subsidiary of MidCity, on the other) or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of MB or MidCity, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by, and at the sole expense of, the Surviving Corporation.

      Section 6.10 ADVICE OF CHANGES. MidCity and MB shall each promptly advise the other party of any change or event (i) having, or reasonably likely to result in, a Material Adverse Effect on it or (ii) which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

      Section 6.11 REDEMPTION OF COMMON STOCK BY MB. At any time that MB Rights are exercised prior to the Effective Time, MB shall redeem or otherwise acquire a number of shares of outstanding MB Common Stock equal to the number of shares of MB Common Stock issued pursuant to the exercise of such MB Rights; provided no such action shall be taken by MB at any time that such action would adversely affect the ability of (i) the Mergers to qualify as a "pooling of interests" under GAAP or (ii) either of the Mergers to qualify as a reorganization under
Section 368 of the Code. MB shall also have the right to accept outstanding shares of MB Common Stock in payment of the exercise price of MB Rights.

      Section 6.12 NEWCO AS AN ADDITIONAL PARTY. Upon the organization of NewCo, MB and MidCity shall cause NewCo to take all necessary corporate action to approve and adopt this Agreement and to become a party to this Agreement. NewCo shall become a party to this Agreement by executing a counterpart hereof agreeing to be bound by the terms and provisions of this Agreement.

                                   ARTICLE VII
                              CONDITIONS PRECEDENT

      Section 7.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGERS. The respective obligations of the parties to effect the Mergers shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

            (a) STOCKHOLDER APPROVAL. This Agreement shall have been adopted by the respective requisite affirmative votes of the holders of MidCity Common Stock and the MB Common Stock entitled to vote thereon.

            (b) NASDAQ LISTING. The shares of NewCo Common Stock which shall be issued to the stockholders of MB and MidCity upon consummation of the Mergers shall have been qualified for quotation on the Nasdaq, subject to official notice of issuance.

            (c) OTHER APPROVALS. All regulatory approvals required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to herein as the "Requisite Regulatory Approvals").

            (d) S-4. The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

            (e) NO INJUNCTIONS OR RESTRAINTS; ILLEGALITY. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of either of the Mergers or any of the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, materially restricts or makes illegal consummation of either of the Mergers.

            (f) FEDERAL TAX OPINION. MB shall have received on the date the final Form S-4 is filed with the SEC and before it becomes effective, a written opinion from its tax counsel, Silver, Freedman & Taff L.L.P., and MidCity shall have received on the date the final Form S-4 is filed with the SEC and before it becomes effective, a written opinion from its tax counsel, Winston & Strawn, in form and substance satisfactory to them, and such opinions shall not have been withdrawn prior to the MB Effective Time. The issuance of such opinions shall be conditioned upon the receipt by tax counsel of customary representation letters from MB and MidCity in form and substance satisfactory to tax counsel. Each tax opinion shall conclude that:

                  (i) each of the Mergers will constitute a reorganization under
            Section 368(a) of the Code;

                  (ii) None of MidCity, MB or the Surviving Corporation will recognize any gain or loss as a result of the Mergers; and

                  (iii) no gain or loss will be recognized by stockholders of
            MidCity or MB who exchange their common stock solely for NewCo Common Stock pursuant to the Mergers (except to the extent cash is paid in lieu of a fractional share interest in NewCo Common Stock).

            (g) POOLING OF INTERESTS. MidCity and MB shall each have received a letter from their respective independent accountants addressed to MB or MidCity, as the case may be, to the effect that the Mergers will qualify for "pooling of interests" accounting treatment.

            (h) DISSENTERS. Holders of no more than 5% of the outstanding shares of MidCity Common Stock shall have asserted the right to seek relief as a dissenting stockholders under Section 262 and other applicable provisions of the DGCL.

      Section 7.2 CONDITIONS TO OBLIGATIONS OF MIDCITY. The obligation of MidCity to effect the MidCity Merger is also subject to the satisfaction, or waiver by MidCity, at or prior to the MidCity Effective Time, of the following conditions:

            (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of MB set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of this paragraph, such representations and warranties (other than the representation set forth in the last sentence of SECTION 3.2(a)) shall be deemed to be true and correct as of the Closing Date based upon events and circumstances occurring after the date of this Agreement and prior to Closing unless the failure or failures of such representations and warranties to be so true and correct, either individually, collectively or when aggregated with other events and circumstances, and without giving effect to any qualification as to materiality set forth in such representations or warranties, will have a Material Adverse Effect on MB or the Surviving Corporation.

            (b) PERFORMANCE OF OBLIGATIONS OF MB. MB shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

            (c) NO MATERIAL ADVERSE EFFECT. No fact, event or circumstance (inclusive of material litigation which has a reasonable likelihood of being adversely determined) has occurred individually, or taken together with other facts, events and circumstances, that has resulted in, or is reasonably likely to result in, a Material Adverse Effect on MB.

            (d) OFFICER'S CERTIFICATE. MidCity shall have received a certificate dated the Closing Date, signed on behalf of MB by its Chief Executive Officer and Chief Financial Officer to the effect that the conditions set forth in SECTIONS 7.2(a) - (c) have been satisfied.

      Section 7.3 CONDITIONS TO OBLIGATIONS OF MB. The obligation of MB to effect the MB Merger is also subject to the satisfaction or waiver by MB at or prior to the MB Effective Time of the following conditions:

            (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of MidCity set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, provided, however, that for purposes of this paragraph, such representations and warranties (other than the representation set forth in the last sentence of SECTION 4.2(a)) shall be deemed to be true and correct as of the Closing Date based upon events and circumstances occurring after the date of this Agreement and prior to Closing unless the failure or failures of such representations and warranties to be so true and correct, either individually, collectively or when aggregated with other events and circumstances, and without giving effect to any qualification as to materiality set forth in such representations or warranties, will have a Material Adverse Effect on MidCity or the Surviving Corporation.

            (b) PERFORMANCE OF OBLIGATIONS OF MIDCITY. MidCity shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

            (c) NO MATERIAL ADVERSE EFFECT. No fact, event or circumstance (inclusive of material litigation which has a reasonable likelihood of being adversely determined) has occurred individually, or taken together with other facts, events and circumstances, that has resulted in, or is reasonably likely to result in, a Material Adverse Effect on MidCity.

            (d) OFFICER'S CERTIFICATE. MB shall have received a certificate dated the Closing Date, signed on behalf of MidCity by its Chief Executive Officer and Chief Financial Officer to the effect that the conditions set forth in SECTIONS 7.3(a) - (c) have been satisfied.

                                  ARTICLE VIII
                            TERMINATION AND AMENDMENT

      Section 8.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Mergers by the stockholders of MidCity or MB:

            (a) by mutual consent of MidCity and MB in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its entire Board;

            (b) by either the Board of Directors of MidCity or the Board of Directors of MB if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of either of the Mergers and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order permanently enjoining or otherwise prohibiting the consummation of either of the Mergers;

            (c) by either the Board of Directors of MidCity or the Board of Directors of MB if the Mergers shall not have been consummated on or before the first anniversary of the date of this Agreement, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

            (d) by either the Board of Directors of MidCity or the Board of Directors of MB (provided that the terminating party is not then in breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of MB, in the case of a termination by MidCity, or MidCity, in the case of a termination by MB, which breach, either individually or in the aggregate, would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in SECTIONS 7.2(a) OR (b) or SECTIONS 7.3(a) OR (b), as the case may be, and which is not cured within 45 days following written notice to the party committing such breach or by its nature or timing cannot be cured prior to the Closing Date;

            (e) by either the Board of Directors of MidCity or the Board of Directors of MB, at any time following the MidCity or MB stockholders meeting to vote on this Agreement if said stockholders voted on this Agreement but did not adopt this Agreement at said meeting provided however, a termination pursuant to Section 8.1(f) or (g) shall be controlling over any simultaneous or concurrent termination under this
      Section 8.1(e);

            (f) by the Board of Directors of MidCity, at any time prior to the adoption of this Agreement by the stockholders of MB, if the Board of Directors of MB shall have failed to recommend adoption of this Agreement to the stockholders of MB, withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interest of MidCity or the stockholders of MidCity;

            (g) by the Board of Directors of MB, at any time prior to the adoption of this Agreement by the stockholders of MidCity, if the Board of Directors of MidCity shall have failed to recommend adoption of this Agreement to the stockholders of MidCity, withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interest of MB or the stockholders of MB;

            (h) by the Board of Directors of MidCity prior to the adoption of this Agreement by the MidCity stockholders for the sole purpose of permitting MidCity to enter into an agreement with a third party in respect of an Acquisition Proposal; PROVIDED HOWEVER, the right of termination provided herein shall only apply if the Board of Directors of MidCity has complied with its obligations under SECTIONS 5.2(g) AND 6.3;

            (i) by the Board of Directors of MB prior to the adoption of this Agreement by the MB stockholders for the sole purpose of permitting MB to enter into an agreement with a third party in respect of an Acquisition Proposal; PROVIDED HOWEVER, the right of termination provided herein shall only apply if the Board of Directors of MB has complied with its obligations under SECTIONS 5.2(g) AND 6.3; or

            (j) by either the Board of Directors of MidCity or the Board of Directors of MB, if (either before or after the adoption of this Agreement by such party's stockholders) (i) such party's Board of Directors so determines by a vote of at least a majority of the members of its entire Board, at any time during the ten-day period commencing with the Determination Date (as hereinafter defined), and (ii) both of the following conditions are satisfied:

                  A. The MB Common Stock Average Price (as hereinafter defined)
            on the Determination Date shall be less than $13.29, and

                  B. The MB Ratio (as hereinafter defined) is less than the
            Index Ratio (as hereinafter defined).

                  For purposes of this subsection (j), the following terms shall have the meanings indicated:

                  "MB Common Stock Average Price" means the average of the daily closing sales prices of MB Common Stock as reported on the Nasdaq (as reported in THE WALL STREET JOURNAL or, if not reported therein, in another authoritative source chosen by MB) for the 20 consecutive full trading days in which such shares are reported on the Nasdaq ending at the close of trading on the Determination Date.

                  "Determination Date" means the date of the last Requisite
            Regulatory Approval for the Mergers is received.

                  "Index Price" on a given date mean the average of the closing prices on such date of the companies composing the Index Group ( as defined below). If any company belonging to the Index Group or MB declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of share or similar transaction between the Starting Date and the Determination Date, the prices for the common stock of such company or MB will be appropriately adjusted for use in the Index.

                  "Starting Date" means the first Nasdaq trading day preceding the announcement of this Agreement.

                  "MB Ratio" means the number obtained by dividing the MB Common
            Stock Average Price on the Determination Date by the closing sales price of MB Common Stock as reported on the Nasdaq (as reported in THE WALL STREET JOURNAL or, if not reported therein, in another authoritative source chosen by MB) on the Starting Date.

                  "Index Ratio" means the number obtained by subtracting .15 from the quotient of the Index Price at the close of business on the Determination Date divided by the Index Price at close of business on the Starting Date.

                  "Index Group" shall mean the 20 financial institution holding companies listed below, the common stocks of all of which shall be publicly traded and as to which there shall not have been, since the Starting Date and before the Determination Date, any public announcement of a proposal for such company to be acquired or for such company to acquire another company or companies in transactions with a value exceeding 25% of the acquiror's market capitalization. In the event that the common stock of any such company ceases to be publicly traded or such an announcement is made, such company will be removed from the Index Group. The 20 financial institution holding companies are as follows:

     ------------------------------------------------------------------------
         TICKER                FINANCIAL INSTITUTION              % WEIGHTING
     ------------------------------------------------------------------------
     FMBI            First Midwest Bancorp, Inc.                    16.518
     ------------------------------------------------------------------------
     AMFI            AMCORE Financial, Inc.                          7.075
     ------------------------------------------------------------------------
     CORS            Corus Bankshares, Inc.                         10.176
     ------------------------------------------------------------------------
     WTFC            Wintrust Financial Corporation                  2.263
     ------------------------------------------------------------------------
     MBHI            Midwest Banc Holdings, Inc.                     2.606
     ------------------------------------------------------------------------
     BUSE            First Busey Corporation                         3.841
     ------------------------------------------------------------------------
     FOBB            First Oak Brook Bancshares, Inc.                1.705
     ------------------------------------------------------------------------
     OSBC            Old Second Bancorp, Inc.                        2.040
     ------------------------------------------------------------------------
     PVTB            Private Bancorp, Inc.                           0.907
     ------------------------------------------------------------------------
     IBNK            Integra Bank Corporation                        5.142
     ------------------------------------------------------------------------
     IRWN            Irwin Financial Corporation                     5.930
     ------------------------------------------------------------------------
     THFF            First Financial Corporation                     3.370
     ------------------------------------------------------------------------
     CBCF            Citizens Banking Corporation                   16.847
     ------------------------------------------------------------------------
     CHFC            Chemical Financial Corporation                  7.443
     ------------------------------------------------------------------------
     IBCP            Independent Bank Corporation                    3.276
     ------------------------------------------------------------------------
     MVBI            Mississippi Valley Bancshares, Inc.             4.600
     ------------------------------------------------------------------------
     ALLE            Allegiant Bancorp, Inc.                         1.283
     ------------------------------------------------------------------------
     GSBC            Great Southern Bancorp, Inc.                    2.311
     ------------------------------------------------------------------------
     SBCO            Southside Bancshares Corp.                      1.303
     ------------------------------------------------------------------------
     SFSW            State Financial Services Corporation            1.364
     ------------------------------------------------------------------------
                       TOTAL                                           100%
     ------------------------------------------------------------------------

      Section 8.2 EFFECT OF TERMINATION. In the event of termination of this Agreement by either MidCity or MB as provided in SECTION 8.1, this Agreement shall forthwith become void and have no effect, and none of MidCity, MB, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) SECTIONS 6.2(b), 8.2, 8.3, 9.2 AND 9.3 shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, neither MidCity nor MB shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement. As soon as practicable following any termination of this Agreement, MB and MidCity shall cause NewCo to be liquidated and dissolved in accordance with Delaware law.

      Section 8.3 LIQUIDATED DAMAGES. (a) If this Agreement is terminated by MB pursuant to SECTION 8.1(g) or by MidCity pursuant to SECTIONS 8.1(h), then upon such termination, MidCity shall pay MB liquidated damages, in immediately available funds, in the amount of $5 million (the "MB Liquidated Damages"). In the event that MidCity receives an Acquisition Proposal from a third party prior to the time that the MidCity stockholders vote on this Agreement and thereafter the MidCity stockholders fail to adopt this Agreement, then if MidCity enters into an agreement to engage in, or consummates, an Acquisition Proposal (other than an acquisition by MidCity of another entity for cash or MidCity Common Stock representing less than 20% of the issued and outstanding MidCity Common Stock after giving effect to such acquisition), in either case within one year after the termination of this Agreement, then upon the occurrence of either such event (whichever shall first occur), MidCity shall pay to MB the MB Liquidated Damages.

            (b) If this Agreement is terminated by MidCity pursuant to SECTION 8.1(f) or by MB pursuant to SECTIONS 8.1(i), then upon such termination, MB shall pay MidCity liquidated damages, in immediately available funds, in the amount of $5 million (the "MidCity Liquidated Damages"). In the event that MB receives an Acquisition Proposal from a third party prior to the time that the MB stockholders vote on this Agreement and thereafter the MB stockholders fail to adopt this Agreement, then if MB enters into an agreement to engage in, or consummates, an Acquisition Proposal (other than an acquisition by MB of another entity for cash or MB Common Stock representing less than 20% of the issued and outstanding MB Common Stock after giving effect to such acquisition), in either case within one year after the termination of this Agreement, then upon the occurrence of either such event (whichever shall first occur), MB shall pay to MidCity the MidCity Liquidated Damages.

      Section 8.4 AMENDMENT. Subject to compliance with applicable law and
SECTION 1.1(b), this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Mergers by the stockholders of MidCity and MB; PROVIDED, HOWEVER, that after any approval of the transactions contemplated by this Agreement by the respective stockholders of MidCity or MB, there may not be, without further approval of such stockholders, any amendment of this Agreement that changes the amount or the form of the consideration to be delivered hereunder to the holders of MB Common Stock or MidCity Common Stock. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

      Section 8.5 EXTENSION; WAIVER. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein; PROVIDED, HOWEVER, that after any approval of the transactions contemplated by this Agreement by the respective stockholders of MidCity or MB, there may not be, without further approval of such stockholders, any extension or waiver of this Agreement or any portion thereof which reduces the amount or changes the form of the consideration to be delivered to the holders of MB Common Stock or MidCity Common Stock hereunder,. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                                   ARTICLE IX
                               GENERAL PROVISIONS

      Section 9.1 CLOSING. Subject to the terms and conditions of this Agreement, the closing of the Mergers (the "Closing") will take place at 10:00 a.m. on a date and at a place to be specified by the parties, which shall be no later than five business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in ARTICLE VII hereof, unless extended by mutual agreement of the parties (the "Closing Date").

      Section 9.2 NONSURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement (other than the Confidentiality Agreement, which shall terminate in accordance with terms) shall survive the MidCity Effective Time, except for SECTION 6.8 and for those other covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time.

      Section 9.3 EXPENSES. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense; PROVIDED, HOWEVER, that the costs and expenses of printing and mailing the Joint Proxy Statement, all filing and other fees to be paid to Regulatory Agencies in connection with the Mergers and the Subsidiary Mergers, if applicable, and all costs and expenses of NewCo shall be borne equally by MidCity and MB, except the fees payable to Nasdaq in excess of $17,500 to list the shares of NewCo Common Stock to be issued in the Mergers shall be the sole obligation of MidCity.

      Section 9.4 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

      (a)   if to MB, to:

                   MB Financial, Inc.
                   1200 N. Ashland Avenue
                   Chicago, Illinois 60622
                   Attention: Mitchell Feiger
                   Fax: (773) 278-0092

            with a copy to:

                   Silver, Freedman & Taff, L.L.P.
                   1100 New York Avenue, N.W.
                   Washington, D.C. 20005
                   Attention: Barry P. Taff, Esq.
                   Fax: (202) 682-0354
      and

      (b)   if to MidCity, to:

                   MidCity Financial Corporation
                   801 W. Madison Street
                   Chicago, IL 60607
                   Attention: E. M. Bakwin
                   Fax: (312) 421-6016

            with a copy to:

                   Winston & Strawn
                   35 W. Wacker Drive
                   Chicago, IL  60601
                   Attention: James M. Neis, Esq.
                   Fax: (312) 558-5700

      Section 9.5 INTERPRETATION. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement, unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

      Section 9.6 COUNTERPARTS. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

      Section 9.7 ENTIRE AGREEMENT. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

      Section 9.8 GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of Illinois, without regard to any applicable conflicts of law principles, except to the extent mandatory provisions of federal or Delaware law apply.

      Section 9.9 PUBLICITY. Except as otherwise required by applicable law or the rules of the Nasdaq, neither MidCity nor MB shall, or shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of MB, in the case of a proposed announcement or statement by MidCity, or MidCity, in the case of a proposed announcement or statement by MB, which consent shall not be unreasonably withheld.

      Section 9.10 ASSIGNMENT; THIRD PARTY BENEFICIARIES. Neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided in SECTIONS 6.7(e) AND 6.8, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

                            [signature page follows]

      IN WITNESS WHEREOF, MidCity and MB have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

                             MIDCITY FINANCIAL CORPORATION

                             By: /s/ E.M. Bakwin
                                 --------------------------------------------
                                 Name: E.M. Bakwin
                                 Title: Chairman and Chief Executive Officer


                             MB FINANCIAL, INC.

                             By: /s/ Mitchell Feiger
                                 --------------------------------------------
                                 Name: Mitchell Feiger
                                 Title: President and Chief Executive Officer

      The undersigned corporation has become a party to the foregoing Agreement as of this ____ day of _________, 2001 and agrees to be bound by the terms and provisions thereof.

                             MB-MidCity, Inc.


                             By:
                                 --------------------------------------------
                                 Name:
                                 Title: